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                                                                    Exhibit 4.12



                           SALE AND PURCHASE AGREEMENT


                                      AMONG


                          (1) WEATHERFORD U.K. LIMITED
                                (2) 3I GROUP PLC
                      (3) IAN ALEXANDER SUTTIE AND OTHERS
                                       AND
                      (4) WEATHERFORD INTERNATIONAL, INC.



                    RELATING TO THE SALE AND PURCHASE OF THE
                 ENTIRE ISSUED SHARE CAPITAL OF ORWELL GROUP PLC











                                     [LOGO]
                               Dickson Minto W.S.
                                11 WALKER STREET
                                    EDINBURGH
                                     EH3 7NE
                                TEL 0131 225 4455
                                FAX 0131 225 2712


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                                    CONTENTS

CLAUSE                                                                                           PAGE
------                                                                                           ----
1.        Definitions and Interpretation/Schedule

2.        Sale and Purchase

3.        Consideration

4.        Completion

5.        Warranties and Undertakings by the Warrantor

6.        Warranties by the Purchaser and Weatherford; Registration Rights; Share Price
          Protection

7.        Claims Procedure

8.        Title Warranties and Warranty by Institutional Vendor

9.        Protection of Goodwill

10.       Release of Liability and Guarantees

11.       Effect of Completion

12.       Remedies and Waivers

13.       Assignation

14.       Further Assurance

15.       Specific Indemnities

16.       Notices

17.       Announcements

18.       Costs and Expenses

19.       Invalidity

20.       General

21.       Entire Agreement

22.       Governing Law and Jurisdiction

SCHEDULE

Part 1A   Target Group Structure

Part 1B   The Target

Part 1C   Shareholdings in Target

Part 2A   The UK Subsidiaries

Part 2B   The Non-UK Subsidiaries

Part 3    Completion Obligations

Part 4    [Intentionally Blank]

Part 5A   Title Warranties

Part 5B   General Warranties

Part 5C   Pension Warranties

Part 5D   Property and Environmental Warranties

Part 5E   Intellectual Property Warranties

Part 5F   Tax Warranties

Part 5G   International Tax Warranties

Part 6    Vendor Limitations

Part 7    The Properties

Part 8    Intellectual Property

Part 9    Definitions and Interpretation

AGREED FORM DOCUMENTS

AF1       Tax Deed

AF2       Registration Rights Agreement

AF3       Indebtedness Statement

AF4       Irrevocable power of attorney relating to the voting of shares

AF5       Resignation letter of directors/secretary

AF6       Consultancy Agreement

AF7       Form of Proxy

THIS AGREEMENT AMONG:

(1) WEATHERFORD U.K. LIMITED, a company incorporated in England and Wales with registered number 862925 and having its registered office at 16/17 South Quay, Great Yarmouth, Norfolk, NR30 2RA ("the Purchaser");

(2) 3i GROUP PLC, a company incorporated in England and Wales with registered number 1142830 and having its registered office at 91 Waterloo Road, London ("the Institutional Vendor");

(3) THOSE PERSONS (other than the Institutional Vendor) whose names and addresses are set out in Part 1C of the Schedule ("the Majority Vendors");

(4) WEATHERFORD INTERNATIONAL. INC. a company incorporated in Delaware, United States of America and having its registered office at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027 ("Weatherford");

     (the Institutional Vendor and the Majority Vendors being together called "the Vendors").

WHEREAS:

(A) The Vendors are the legal and beneficial owners of the entire issued share capital (the "Sale Shares") of Orwell Group plc ("Target") in the proportions set out in Part 1C of the Schedule.

(B) The Vendors have agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms set out in this Agreement.

(C) Certain of the Majority Vendors are the legal and beneficial owners of the Minority Interests (as hereinafter defined) and have agreed to sell the Minority Interests to the Purchaser as a condition of the purchase of the Sale Shares by the Purchaser for the Consideration.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.   DEFINITIONS AND INTERPRETATION/SCHEDULE

     1.1 Unless the context shall otherwise require, words and expressions in this Agreement shall be given the meanings ascribed to them in, and shall be interpreted in accordance with, Part 9 of the Schedule.

     1.2     The Schedule forms part of and shall be construed as one with this

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                                       3

             Agreement.

2.   CONDITIONS PRECEDENT

     2.1 Without prejudice to the obligations of the Vendors under this Agreement the obligation of the Purchaser to complete the sale and purchase of the Sale Shares herein provided for is conditional upon:-


             2.1.1 it being confirmed by way of confidential guidance (subject only to such conditions as may be acceptable to the Purchaser) from the Office of Fair Trading to the satisfaction of the Purchaser that the Secretary of State for Trade and Industry would not be likely to refer the transaction or any part of the transaction contemplated in this Agreement to the Competition Commission for investigation.

             2.1.2 the Majority Vendors allowing the Purchaser and its
                   authorised representatives (as previously notified to Mr. Ian Suttie) such access to such senior employees (as previously notified to Mr. Ian Suttie), assets, files and records and premises of each Target Group Company as the Purchaser may reasonably require for a period of not less than five Business Days commencing on the day after the third Business Day after the day on which the Purchaser's Solicitors receive the confidential guidance referred to in Clause 2.1.1 to enable the Purchaser to carry out such due diligence as the Purchaser may deem appropriate. Such due diligence will be carried out in co-operation with and in consultation with Mr Ian Suttie.

             2.1.3 the Purchaser not discovering any Material Adverse Effect of the Target Group. For the purpose of this clause the expression "Material Adverse Effect" shall mean any event, circumstance or fact which individually or in the aggregate results in a materially adverse effect on the Target Group's business (including customer relationships), operations, properties, condition (financial or


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                                       4

                   otherwise), assets or liabilities taken as a whole.

             2.1.4 The Majority Vendors delivering to the Purchaser (sent by
                   e-mail to Burt Martin at burt.martin@weatherford.com and to Roderick Bruce at roderick.bruce@dmws.com) management accounts for the Target Group as at 31st December 2000 together with a list of rental assets (and their location) of the Target Group as at 31st December 2000 in form and substance reasonably satisfactory to the Purchaser.

     2.2 The Purchaser reserves the right to waive any or all of the conditions in Clause 2.1.

     2.3 It is expressly agreed and declared that any act or omission by the Purchaser indicating that the conditions in Clause 2.1 (or any of them) have been satisfied or shall be deemed to be satisfied or shall be waived shall be wholly without prejudice to its rights under any other clause of this Agreement or the Tax Deed.

     2.4 In the event that the conditions in Clause 2.1 have not been fulfilled or waived by 30th April 2001 any of the parties shall be entitled by notice in writing to all of the other parties to terminate this Agreement whereupon the Purchaser shall cease to have any liability under this Agreement. Notwithstanding the foregoing terms of this clause 2.4, (a) any notice by the Purchaser to terminate this Agreement in the event of the Purchaser not being reasonably satisfied with the management accounts and list of assets referred to Clause 2.1.4 above must be served on the Majority Vendor's Solicitors no later than two Business Days after receipt by the Purchaser of the said management accounts and list of assets; and (b) any notice by the Purchaser to terminate this Agreement as a result of the Purchaser discovering a Material Adverse Effect must be served on the Majority Vendors not later than 5 p.m. (UK time) on the sixth Business Day after the day on which such due diligence is commenced; and in either case, in the event that no such


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                                       5

             notice is served or is not served timeously, the Purchaser shall be deemed to have waived such condition in terms of Clause 2.2.

3.   SALE AND PURCHASE

     3.1 Subject to the terms and conditions of this Agreement, (and in particular Clause 2) each of the Vendors as the legal and beneficial owners (except for the Trustees who shall sell in their capacity as trustees) shall sell and the Purchaser shall purchase the Sale Shares set opposite his name in Columns 3 and 4 of Part 1C of the Schedule, with all rights and privileges attached to them at the Completion Date, free and clear of all and any encumbrances. The Purchaser, relying on the undertakings, representations, warranties and covenants contained in this Agreement agrees to buy the Sale Shares on those terms.

     3.2 Each of the Vendors hereby waives all rights of pre-emption, other restrictions on transfer and rights of veto or otherwise held by each such Vendor under the Articles of Association of members of the Target Group or otherwise in respect of the transfer of the Sale Shares to the Purchaser or its nominee(s) hereunder.

4.   CONSIDERATION

     4.1 The consideration for the sale and purchase of the Sale Shares shall be the Consideration payable in accordance with Clause 4.3 below.

     4.2 The Vendors shall be entitled to the Consideration in the percentages set out in column 5 of Part 1C of the Schedule.

     4.3 Upon completion of the matters referred to in paragraphs 1, 2, 3 and 4 of Part 3 of the Schedule inclusive the Purchaser shall cause there to be issued to the Vendors the Weatherford Shares in such name or names as may be requested in writing by the Vendors and deliver certificates to the Majority Vendors Solicitors on behalf of the Vendors.

     4.4.1 Within ten Business Days after the Completion Date the Purchaser will prepare and deliver to the Majority Vendors' Solicitors a statement


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                                       6

             (attaching copies of the relevant bank statements) showing the aggregate credit balance (calculated by setting off debit balances against credit balances) on all bank accounts of the Non-UK Subsidiaries (other than in the UK and Jersey) as the close of business on the last Business Day before Completion as listed in the Disclosure Letter.

     4.4.2 The Majority Vendors' Solicitors may within five business days after receipt by them of said statement notify the Purchaser that they do not agree with the statement. If no such notice is received by the Purchaser within such five day period the statement will be deemed to be agreed. If such notice is received within such five day period the matters in dispute will be referred to an independent expert whose decision shall be final and binding on the parties. In the event that the parties are unable to agree upon the appointment of an independent expert, such expert shall be appointed, on the application of the Purchaser or the Majority Vendors' Solicitors by the President of the Institute of Chartered Accountants of Scotland.

     4.4.3 The credit balance on the statement agreed or determined pursuant to Clause 4.4.2 will constitute additional consideration for the Sale Shares ("the Additional Consideration"). Within ten business days after the Additional Consideration has been agreed or determined the Purchaser will procure the issue to the Vendors (in the percentages set out Part 1C of the Schedule) of such number of Weatherford Shares as is equal to the US Dollar value of the Additional Consideration (calculated on the basis of the rates of exchange current on the third business day prior to the date on which such Weatherford Shares are to be issued) divided by the Fair Market Value.

     4.5 No fractional shares of Weatherford shall be issued to the Vendors and to the extent a fractional share would otherwise be issued, the number of Weatherford Shares to be issued would be rounded up or down to the nearest whole.

     4.6 For the purpose of calculating the number of Weatherford Shares to be issued


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                                       7

             the rate of conversion from Sterling to Dollars will be fixed on the third business day prior to the Completion Date ("the Fix Date") and shall be the average rate of exchange over the ten Business Days preceding the Fix Date. For this purpose the rate of exchange for each Business Day will be the Pound Spot Closing mid-point rate published in the Financial Times on the day in question. In the event that in respect of any day during the ten Business Days referred to the said rate of conversion is lower than $1.35 then the rate for that day for the purposes of this Clause
             4.6 shall be deemed to be $1.35 and in the event that the said rate of conversion is higher than $1.55 then the rate for that day for the purposes of this Clause 4.6 shall be deemed to be $1.55.

5.   PRE-COMPLETION

     5.1 Prior to Completion the Warrantor shall not knowingly and shall procure (as far as he can) that the Company and the Subsidiaries shall not do any act or thing or omit to do any act or thing the commission or omission of which would constitute a breach of any of the Warranties or which would make any of the Warranties untrue or inaccurate or misleading.

     5.2 The Majority Vendors will procure that between the date of signing this agreement and Completion the collection of book debts by members of the Target Group will be carried out only in the ordinary course of business in accordance with the normal practice of each such member.

6.   COMPLETION

     6.1 The purchase and sale of the Sale Shares shall be completed at the offices of the Majority Vendors' Solicitors or at such other place as the parties may agree on the Completion Date when the parties shall each comply with their respective obligations set out in Part 3 of the Schedule.

     6.2 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless all of the Sale Shares are sold and purchased simultaneously.

7.   WARRANTIES AND UNDERTAKINGS BY THE WARRANTOR

     7.1 The Warrantor hereby warrants and represents to and undertakes with the


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                                       8

             Purchaser that the Warranties as at the date of this Agreement:

             7.1.1 save as fairly disclosed in the Disclosure Letter, are true and accurate in all respects;

             7.1.2 are (without prejudice to the provisions of paragraph 10.3 of Part 6 of the Schedule and the content of the Disclosure Letter) not and are not to be affected or limited by any previous or other disclosures express or implied, written or oral to the Purchaser, its officers or representatives or professional advisers or by any investigation made by or on behalf of the Purchaser into the affairs of the Target Group or by any information of which the Purchaser or its agents have knowledge (actual or constructive); and

             7.1.3 shall not in any respect be extinguished or affected by Completion.

     7.2 The provisions of Part 6 of the Schedule shall apply to limit the Warrantor's liability in respect of the Warranties, the Indemnities and the Tax Deed to the extent specified therein and/or any claim for breach thereof.

     7.3     7.3.1    Notwithstanding any other provision of this Agreement and
                      without limiting the rights of the Purchaser in any way the Warrantor hereby undertakes to the Purchaser that if there is a breach of any of the Warranties which relates to a quantified liability or increased liability incurred by any member of the Target Group the Warrantor will pay in cash to the Purchaser (or , if so directed by the Purchaser, to the relevant Target Group Company) within 5
                      Business Days after written demand, an amount equal to the aggregate of:

                      7.3.1.1 the amount which if received by the relevant Target Group Company would be necessary to put that company into the position which would have existed
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                               had there been no breach of the Warranties; and

                      7.3.1.2 all costs, liabilities, damages and expenses suffered or incurred by the Purchaser and/or the relevant Target Group Company and which would not have been suffered or incurred if the relevant warranty had been true and accurate.

             7.3.2 Interest will run on any amount due to the Purchaser under Clause 7.2.1 at the Rate from the due date for payment under that sub-Clause until the date upon which payment in full has been made to the Purchaser (or as the case may be, to the relevant Target Group Company, if directed).

     7.4 For the avoidance of doubt it is expressly agreed and declared that save for the Disclosure Letter and the Second Disclosure Letter (if any), no letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties. The Purchaser acknowledges that it has had an opportunity to review all documents listed in the annexures to the Disclosure Letter and the Disclosure Bundle.

     7.5 The Warrantor undertakes not to make and will procure (to the extent that he is able) that no other person claiming under or through him will make any claim against any Target Group Company or any officer or employee of any Target Group Company on whom he may have relied before entering into any term of this Agreement or the Tax Deed or in the preparation of the Disclosure Letter or the Second Disclosure Letter in respect of any claim under this Agreement or any omission from or statement in the Disclosure Letter or the Second Disclosure Letter.

     7.6 Each of the Warranties shall be construed as separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement.

     7.7 In determining damages for any breach of the Warranties the Purchaser shall

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                                       10

             not be required to cease to conduct or to wind down any business or to rely on the limited liability of any group company in mitigation of its loss. The Purchaser hereby acknowledges that entering into this Agreement it is not relying on any warranty, representation or undertaking whatsoever and by whomsoever made save for the representations, warranties and undertakings set out in this Agreement.

     7.8 Any payment made by any of the Majority Vendors to the Purchaser under the Warranties, the Indemnities or under the Tax Deed or otherwise by the Vendors under this Agreement will be treated as a reduction by the amount so paid of the Consideration for the Sale Shares.

8.    DISCLOSURES AFTER SIGNING

     8.1 The Warranties shall be deemed to be repeated immediately prior to Completion with reference to the facts and circumstances then existing but subject to any exceptions disclosed in the Second Disclosure Letter delivered to the Purchaser by the Warrantor and accepted by the Purchaser pursuant to Clause 8.2 (but without prejudice to the Purchaser's rights under Clause 8.3 and subject always to the limitations in Part 6 of the Schedule).

     8.2 The Warrantor shall disclose to the Purchaser in terms of the Second Disclosure Letter (with reasonably sufficient details to enable the Purchaser to assess the impact thereof) as soon as practicable after becoming aware of the same and in any event prior to Completion any matter or thing which may arise after the date hereof and before Completion which constitutes, or might reasonably be expected to constitute a breach of any of the Warranties and in respect of which, other than in respect of any matter referred to in Clause 8.3, the Purchaser shall have no claim against the Warrantor except to the extent of any additional liability (both as to substance and quantum) beyond that disclosed in the Disclosure Letter. For the avoidance of doubt, there shall be deemed to be disclosed to the Purchaser any matters or things undertaken with the prior written consent of the Purchaser and, notwithstanding that

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             they might otherwise constitute a breach of the Warranties or any other provision of this Agreement, the provision of Clause 8.3 shall not apply in respect of any such matters.


     8.3     In the event of any such matter or thing as is mentioned in Clause
             8.2 being disclosed to the Purchaser before Completion which in any such case is material in the context of the transactions contemplated herein as a whole, then the Purchaser may at its sole option:-

             8.3.1 resile from this Agreement by notice in writing to the Vendors in which case neither party shall have any liability to the other hereunder; or

             8.3.2 proceed to Completion in which case the Warrantor shall be absolved from all liability he would otherwise have had in respect of such matter or thing under the Warranties.

9. WARRANTIES BY THE PURCHASER AND WEATHERFORD, REGISTRATION RIGHTS; SHARE PRICE PROTECTION

     9.1 The Purchaser and Weatherford hereby jointly and severally warrant and represent to the Vendors that as at the date of this Agreement and as at Completion:

             9.1.1 Organisation and Qualification. Each of Weatherford and the Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

             9.1.2 Articles of Incorporation; By-Laws. Weatherford has furnished to the Vendors a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of each of Weatherford and the Purchaser. Neither Weatherford nor the Purchaser is in violation of any of the provisions of its Articles of

                      Incorporation or By-Laws.

             9.1.3    Capitalisation

                      9.1.3.1 As of the date of this Agreement, the authorised capital stock of Weatherford consists of (i) 250,000,000 shares of Weatherford Common Stock and (ii) 3,000,000 shares of preferred stock, par value $1.00 per share.

                      9.1.3.2 At Completion or at the date of issuance in the case of shares of Weatherford Common Stock issued pursuant to Clause 9.3.1, such shares will be duly authorised, validly issued, fully paid and non-assessable and not subject to adverse claims of third parties or pre-emptive rights created by statute, Weatherford's Articles of Incorporation or By-Laws or any agreement to which Weatherford is a party or is bound. Upon delivery of the Weatherford Shares at Completion or at the date of issuance in the case of shares of Weatherford Common Stock issued pursuant to Clause 9.3.1, the Vendors will own such shares free and clear of all adverse claims.

             9.1.4 Authority; Enforceability. Each of Weatherford and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Tax Deed, to perform its obligations under each such agreement, and to consummate the transactions contemplated by each such agreement. The execution and delivery of this Agreement, the Registration Rights Agreement and the Tax Deed by each of Weatherford and the Purchaser, and the consummation by each of Weatherford and the Purchaser of the transactions


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                                       13

                      contemplated by each such agreement, have been duly authorised by all necessary corporate action and no other corporate proceedings on the part of Weatherford or the Purchaser are necessary to authorise this Agreement, the Registration Rights Agreement or the Tax Deed or to consummate the transactions contemplated by each such agreement. This Agreement, the Registration Rights Agreement and the Tax Deed have each been duly executed and delivered by each of Weatherford and the Purchaser and, assuming the due authorisation, execution and delivery by the Vendors, each constitutes a legal, valid and binding obligation of Weatherford and the Purchaser, enforceable against each of them in accordance with their terms, subject to public policy limitations with respect to the indemnification provided in the Registration Rights Agreement.

             9.1.5    No Conflict; Required Filings and Consents

                      9.1.5.1 The execution and delivery of this Agreement by Weatherford and the Purchaser do not, and the performance of this Agreement by Weatherford and the Purchaser will not (i) conflict with or violate the Articles or Certificate of Incorporation or By-Laws or equivalent organisational documents of Weatherford or the Purchaser, or any resolution adopted by the board of directors or stockholders of Weatherford or the Purchaser, (ii) subject to (A) obtaining consents, approvals, authorisations and permits of, and making filings with or notification to, any governmental or regulatory authority, whether domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements of any foreign or domestic federal, state



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                                       14

                               or local law, statute, ordinance, rule,
                               regulation, order, judgement or decree ("Laws") or of any third party, and (B) obtaining the consents, approvals, authorisations and permits of, and making filings with or notifications to any Governmental Entities pursuant to the applicable requirements of Law, conflict with or violate any Laws applicable to Weatherford, the Purchaser or any of Weatherford's subsidiaries or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or to give to others any rights of termination, amendments, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Weatherford, the Purchaser or any of Weatherford's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument of obligation to which Weatherford, the Purchaser or any of Weatherford's subsidiaries is a party or by which Weatherford, the Purchaser or any of Weatherford's subsidiaries or any of their respective properties is bound or affected, except for any such matters described in clause (ii) or (iii) that would not have a Weatherford Material Adverse Effect.


                      9.1.5.2 Based in part on the representations by the Warrantor, the execution and delivery of this Agreement by Weatherford and the Purchaser do not, and the


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                                       15

                               performance of this Agreement by Weatherford and the Purchaser shall not, require any prior consent, approval, authorisation or permit of, or filing with or notification to, any Governmental Entities or other third party in addition to those required to be disclosed in the Disclosure Letter.


             9.1.6    Reports; Financial Statements

                      9.1.6.1 Since 31 December 1999 Weatherford and its subsidiaries have filed (i) all forms, reports, statements, notices and other documents required to be filed with the SEC (collectively, the "Weatherford SEC Reports"). The Weatherford SEC Reports were prepared in all material respects in accordance with the requirements of applicable laws (including the Securities Act and the Securities Exchange Act of 1934, as amended, as the case may be). As of their respective dates, the Weatherford SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the filing of Weatherford's latest quarterly report on Form 10-Q, there has been no Weatherford Material Adverse Effect that has not been disclosed through press releases issued by Weatherford or in a current report filed with the SEC, in each case prior to the date of this Agreement.

                      9.1.6.2 Each of the consolidated financial statements (including, in each case, any related notes thereto)
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                                       16

                               contained in the Weatherford SEC Reports (i) has been prepared in all material respects in accordance with the published rules and regulations of the SEC and Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods involved (except (x) to the extent required by changes in GAAP and (y) with respect of Weatherford SEC reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly presents the consolidated financial position of Weatherford and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (A) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and (B) any pro forma financial information contained in such consolidated Financial Statements is not or may not be necessarily indicative of the consolidated financial position of Weatherford and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.


             9.1.7 Completion; Disclosure. Each of the representations and warranties set forth in this Clause 9 shall be deemed made at and as of the date of this Agreement and at the date of Completion except to the extent such representations and warranties specifically refer to a date other than the date of this Agreement.


             9.1.9 Certain Proceedings. There is no pending Proceeding (as hereinafter defined) that has been commenced against Weatherford or the Purchaser, or against any of their Officers, directors or stockholders in connection with the affairs of Weatherford or the Purchaser, and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by the Agreement and/or the Registration Rights Agreement or that involves material claims not disclosed in the Weatherford SEC Reports against Weatherford or its affiliates. To the knowledge of Weatherford and the Purchaser, no such Proceeding has been threatened. For the purposes of this Agreement, a Proceeding means any action, binding arbitration, audit, hearing, formal investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any court, arbitrator, mediator or governmental authority.


     9.2 Weatherford will register for resale all of the Weatherford Shares pursuant to the terms of the Registration Rights Agreement. If and when paragraph (k) of Rule 144 under the Securities Act (or a comparable provision of any successor rule) becomes applicable to any Weatherford Shares that continue to be held by any Vendor, then upon receipt of the certificates evidencing such shares, Weatherford will promptly deliver or cause to be promptly delivered to such Vendor (or, if so instructed, to his assignees) new certificates not bearing any legend restricting transfer.

     9.3 Weatherford and the Purchaser agree to provide the Vendors with the following price protection with respect to the Weatherford Shares:

             9.3.1 In the event that on the first anniversary of the Completion Date ("the Protection Termination Date") the Market Value (as hereinafter defined) of Weatherford Common Stock is less than Fair Market Value per share ("the Floor Price"), (the difference between the Market Value and the Floor Price multiplied by the number of Weatherford Shares held by the Vendors at the Protection Termination Date being hereinafter referred to as the "Deficiency"), Weatherford and the Purchaser jointly and severally agree and undertake at the option of each Vendor within five Business Days of the Protection Termination Date, to either (1) issue to the Vendors or their respective nominees an additional number of registered shares of Weatherford Common Stock equal to the Deficiency divided by the Market Value of the Weatherford Common Stock, which shares of Weatherford Common Stock will be freely tradable on a national securities exchange or otherwise without restrictions or (2) pay an amount of cash equal to the Deficiency by wire transfer of same day funds into such bank accounts as the Vendors may respectively nominate in US dollars or at each Vendor's option in pounds sterling converted at the average rate of exchange over the ten Business Days preceding the Protection Termination Date calculated using the Pound Spot Closing mid-point rate published in the Financial Times on the day in question (such share issuance or cash payment being hereinafter referred to as an "Adjusted Payment").


             9.3.2 In the event that the Weatherford Shares are not issued or the cash not paid (as the case may be) to the Vendors in respect of the Deficiency within five Business Days of the later of (a) the date on which each Vendor gives notice intimating whether he wishes his Adjusted Payment settled in cash or (if applicable) Weatherford Shares and (b) the Protection Termination Date, interest shall run on the amount of the Deficiency at the Rate for the period from the Protection Termination Date until the date of issuance or payment (as the case may be).

             9.3.4 For the purpose of this Clause 9.3 "Market Value" means the average closing sale price of Weatherford Common Stock on the New York Stock Exchange for the ten consecutive Business Days ending on the Protection Termination Date as published in the Financial Times adjusted (if appropriate) in accordance with sub-clause 9.3.5.


             9.3.5 For purposes of this Clause 9.3, all references to Market Value as of any date shall mean the sum of the Market Value and the market value of any stock, securities or other property or the amount of any cash that may have been received by a Vendor or to which a Vendor is entitled prior to or as of the date in question in respect of a share of Weatherford Common Stock issued to him as Consideration or Additional Consideration. The determination of the market value of any such stock or security shall be based on the closing sale price of that stock or security on the principal stock exchange on which it is listed if that security is traded on a national securities exchange as reported in the Financial Times. If any other security or property is received, its value shall be determined by agreement by a nationally recognised investment banking firm selected in good faith by Weatherford. In the event of a reclassification of the Weatherford Common Stock into a greater or less number of shares of Weatherford Common Stock, all references to numbers of shares of Weatherford Common Stock and all market prices for the Weatherford Common Stock including the Floor Price, shall be appropriately adjusted to reflect such reclassification.


             9.3.6 For purposes of this Clause 9.3, in the event there is a distribution of any stock, securities, cash or other property by Weatherford to the Weatherford stockholders (including the Vendors as holders of the Weatherford Shares), the Floor Price shall be reduced (except as may be reduced by the application of Clause 9.3.5) by the market value (as of the distribution date) of such stock, securities, cash or other property so received by a Vendor in respect of a share of the Weatherford Common Stock issued to him at the Completion Date.


     9.4 In this Clause 9.4: (i) a "Registration Failure" means that the Shelf Registration has not been declared effective by the SEC or if, having been declared effective Weatherford has exercised its right under the Registration Rights Agreement to suspend sales under the Shelf Registration or a stop order has been issued by the SEC or other proceedings are brought by the SEC any of which prevent sales pursuant to the Shelf Registration on the applicable Put Date; (ii) First Put Date means the date that is ninety days after the Completion Date; (iii) Second Put Date means the date that is one hundred and eighty days after the Completion Date; and
             (iv) Third Put Date means the date that is two hundred and seventy days after the Completion Date.


             9.4.1 If a Registration Failure exists on the First Put Date then each Vendor shall have the right and option exercisable for thirty days after the First Put Date, to compel the Purchaser and Weatherford to repurchase for cash all or any portion of one-third of the Weatherford Shares received by such Vendor as Consideration or Additional Consideration at a price per share equal to the Floor Price plus a cash payment that is equal to interest, calculated at the base rate from time to time of Bank of Scotland plus 2%, from the Completion Date until paid, on the amount that is equal to three times the aggregate Floor Price of the shares as to which the option is exercised.

             9.4.2 If a Registration Failure exists on the Second Put Date, then each Vendor shall have the additional right and option exercisable for thirty days after the Second Put Date, to compel the Purchaser and Weatherford to repurchase for cash all or any portion of one-third of the Weatherford Shares received by such Vendor as Consideration or Additional Consideration (or an additional one-third of such Weatherford Shares where the Vendor has exercised the right and option under Clause 9.4.1) at a price per share equal to the Floor Price plus a cash payment that is equal to interest, calculated at the base rate from time to time of Bank of Scotland plus 2% from the Completion Date until paid, on the amount that is equal to two times the aggregate Floor Price of the shares as to which the option is exercised.


             9.4.3 If a Registration Failure exists on the Third Put Date, then each Vendor shall have the right and option, exercisable for thirty days after the Third Put Date, to compel the Purchaser and Weatherford to repurchase for cash all or any portion of one-third of the Weatherford Shares received by such Vendor (or an additional one-third of such Weatherford Shares where the Vendor has exercised the right and option under either or both of Clauses 9.4.1 and 9.4.2), at a price per share equal to the Floor Price plus a cash payment that is equal to interest, calculated at the base rate from time to time of Bank of Scotland plus 2%, from the Completion Date until paid, on the amount that is equal to the aggregate Floor Price of the shares as to which the option is exercised.


             9.4.4 Each option created by this Clause 9.4 in favour of a Vendor is exercisable by written notice from such Vendor to the Purchaser during the exercise period of such option. If an option is exercised, the completion of the purchase and sale of the shares shall occur on the fifth Business Day thereafter. The Vendor shall deliver certificates representing the shares, duly endorsed for transfer to Weatherford, against which delivery Weatherford and the Purchaser shall pay the amount due to the selling Vendor by wire transfer of same day funds (to such bank account as may be designated by such Vendor) in US dollars or at the option of the Vendor in pounds sterling converted at the average rate of exchange over the ten Business Days preceding the Put Date in question calculated using the Pound Spot Closing mid-point rate published by the Financial Times on the day in question. In the event that any such payment is not made timeously interest shall run on the total sum due at the Rate from the due date for payment until settled in full.


     9.5 Weatherford hereby unconditionally and irrevocably agrees to cause the Purchaser to comply with the Purchaser's whole obligations under this Agreement and to be jointly and severally liable for the performance by the Purchaser of its agreements and obligations hereunder as if Weatherford were the primary party hereto and shall not be discharged or otherwise impaired or prejudiced by any assignation of the Purchaser's rights and/or obligations hereunder pursuant to Clause 16.2 but shall continue in full force and effect. Weatherford and the Purchaser, jointly and severally, will indemnify the Vendors (or any of them) for any loss, damage, cost or expense (including, without limitation, reasonable attorneys' fees) incurred by any Vendor by reason of the failure of Weatherford or the Purchaser to comply with its agreements, obligations, covenants or undertakings in this Agreement, the Tax Deed and/or the Registration Rights Agreement or the inaccuracy, breach or incorrectness of any warranty or representation of Weatherford or the Purchaser herein or therein.

10.  CLAIMS PROCEDURE

     10.1 In the event of the Purchaser becoming aware of any claim or any matter which may involve the Warrantor in liability for breach of the Warranties or the Indemnities or in the case of a breach of any of the Title Warranties, the Majority Vendors (in this Clause, a "Claim"), the Purchaser will notify the relevant Majority Vendors in writing as soon as reasonably practicable after becoming aware of the same and shall provide reasonable details of the facts and circumstances of the Claim as shall then be known to the Purchaser provided that a failure to provide such notice shall not limit the obligations of the Majority Vendors except to the extent they are actually prejudiced.

     10.2 In the case of a Claim resulting from a claim made or which may be made by a third party (in this Clause, a "Third Party Claim") the relevant Majority Vendors shall within 10 Business Days of having received notice thereof pursuant to Clause 10.1 intimate in writing to the Purchaser whether or not the relevant Majority Vendors desire to conduct the defence of such Third Party Claim.

     10.3 If the relevant Majority Vendors do not give timeous notice in accordance with Clause 10.2, the relevant Majority Vendors shall be deemed to have given notice in accordance with such Clause that they do not wish to conduct the defence of such Third Party Claim. Always provided that where the relevant Majority Vendors do not give timeous notice in accordance with Clause 10.2 any dispute relating to such Third Party Claim shall be conducted by the Purchasers but the Purchaser shall keep the relevant Majority Vendors informed on a reasonable basis as may be requested from time to time.

     10.4 If the relevant Majority Vendors have given timeous notice that the relevant Majority Vendors desire to conduct the defence of a Third Party Claim then:


             10.4.1 the Purchaser shall and shall procure (to the extent then within its power) that each Target Group Company shall take such lawful action as the relevant Majority Vendors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Third Party Claim subject to the Purchaser and each Target Group Company being specifically indemnified and secured to their reasonable satisfaction against any Losses which they or any of them may thereby incur;

             10.4.2 the relevant Majority Vendors shall fully and effectually indemnify and secure the Purchaser and each relevant Target Group Company to its satisfaction against any and all Losses which they may incur as a result of such Third Party Claim and the defence thereof and hereby undertake that they shall meet in full, without recourse to the Purchaser or any Target Group Company, the full amount of such Third Party Claim and the whole costs and expenses of the Purchaser and the Target Group Company in defending the same including without prejudice any professional or other costs incurred by any or each of them in being advised with regard thereto;

             10.4.3 the relevant Majority Vendors shall from time to time and forthwith upon the request of the Purchaser keep the Purchaser fully informed of the conduct of and any negotiations relating to the defence of such Third Party Claim.


     10.5 If the relevant Majority Vendors have intimated or are deemed to have intimated that they do not wish to defend any Third Party Claim, the Purchaser and each relevant Target Group Company may take such action as they see fit with regard thereto provided that, although the relevant Majority Vendors shall not be deemed to have admitted any liability to the Purchaser with regard to such Third Party Claim subject as aforesaid, the liability of the relevant Majority Vendors shall not be diminished or extinguished on the grounds that the Purchaser or any Target Group Company took or ought to have taken or omitted to take any action with regard to such Third Party

             Claim

     10.6 The Purchaser shall be entitled to refuse to allow the Majority Vendors to take over the conduct of a Third Party Claim under Clause 10.4, and shall be entitled to refuse to comply with a request made by the Majority Vendors in relation to a Third Party Claim if it is reasonable for the Purchaser to exercise such right of refusal taking into account the likelihood of success of the Third Party Claim and the protection of the goodwill of the Target Group's business but to the extent that the Majority Vendors are prejudiced by any such refusal they shall be relieved of the liability which they would otherwise have had under the terms of this Agreement provided that in the event that the relevant Majority Vendor does not agree that it is reasonable for the Purchaser to exercise such right of refusal on the basis of the likelihood of success of the Third Party Claim the relevant Majority Vendor and the Purchaser shall at the request of the relevant Majority Vendor remit to a Queens Counsel (to be agreed by the parties) the question of whether or not there is a reasonable prospect of defending the Third Party Claim. In the event that such Queens Counsel is of the opinion that there is a reasonable prospect of successfully defending the Third Party Claim the Purchaser will not be entitled to refuse to comply with the relevant request on the grounds that defence is unlikely to succeed. In the event that such Queens Counsel is of the opinion that there is no reasonable prospect of successfully defending the Third Party Claim the Majority Vendors will not be so relieved of such liability.

     10.7 For the avoidance of doubt, should the Purchaser fail to give notice of a claim as soon as practicable as required by Clause 10.1, the relevant Majority Vendors shall (without prejudice to paragraphs 5 to 7 of Part 6 of the Schedule) not be absolved or released of liability but shall be entitled to claim a reduction (up to 100%) in liability they would otherwise have, to the extent that they are prejudiced by the delay of the Purchaser.

11.  TITLE WARRANTIES AND WARRANTY BY INSTITUTIONAL VENDOR


     The provisions of Part 6 of the Schedule shall have effect in relation to any Claim made by the Purchaser for a breach of the Warranties (other than the Title Warranties).

     11.1 Each of the Majority Vendors represents, warrants and undertakes to the Purchaser in the terms of Part 5A of the Schedule.

     11.2 The Institutional Vendor warrants to the Purchaser that it has the capacity and authority and is entitled absolutely and unconditionally to sell and transfer the full legal and beneficial ownership of the Sale Shares set opposite its name in Part 1C of the Schedule and that the Purchaser shall receive the Sale Shares of the Institutional Vendor free and clear of any liens or encumbrances.

12.  PROTECTION OF GOODWILL

     12.1 Mr Ian Suttie, Mr. David Suttie and Mrs. Suttie hereby undertake to the Purchaser with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of each of the Target Group Companies and as a constituent part of the Agreement for the sale of the Sale Shares that neither of them will and that they will procure that none of their respective Connected Persons will:

             12.1.1 in the Territory for the period of five years next following the date of this Agreement directly or indirectly and whether for their own account or in partnership with another or others or as agent for another or others engage in or be concerned with or interested in (except as the holder for investment of securities dealt on a stock exchange and not exceeding 3% in nominal value of the securities of any class) or provide financial, technical or other support to any business which competes directly or seeks to compete directly with any business carried on by any of the Target Group Companies at the date of this Agreement. For the purposes of this

                    Clause 12 the parties agree that the business carried on by the Target Group Companies at the date of this agreement shall without prejudice to the foregoing generality be deemed to include the following: fishing and oilfield tool rental business, casing installation, wire line and coil tubing, pipeline commissioning, power generation rental, solids control and the manufacture, sale and rental of drilling and fishing jars;


             12.1.2 except to the extent required by law not at any time following the date of this Agreement divulge to any person or otherwise make use of any secrets, trade secrets, confidential knowledge or information concerning the business, finance or affairs of any of the Target Group Companies.

             12.1.3 (without prejudice to the generality of the provisions contained in Clauses 12.1.1 and 12.1.2 of this Clause) for the period of five years next following the date of this Agreement directly or indirectly solicit, interfere with or endeavour to entice away from any of the Target Group Companies any person who is a director or employee of any such company engaged in its management or the management of any of its branches or in a sales capacity or otherwise in a commercially sensitive position (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person;

             12.1.4 (without prejudice to the generality of the provisions contained in Clause 12.1.1 and 12.1.2) for the period of five years next following the date of this Agreement not do any act or thing likely to have the effect of causing any customer or any supplier of goods or services to any of the Target Group Companies or other person in the habit of dealing with any of the Target Group Companies to cease to deal with any of the Target Group Companies either at all or in part or on the terms on which he had previously dealt with any of the Target Group Companies or likely to have the effect of causing any person having a contract or arrangement with any of the Target Group Company to breach, terminate or modify that contract or arrangement;

             12.1.5 not at any time following the Completion Date in connection with any business use any of the names of any of the Target Group Companies or the words "Orwell", or "Offshore Rentals" or "Marine Rentals" or any names or words similar to or likely to be confused with them;

             For the avoidance of doubt none of the foregoing restrictions shall prevent or any or all of Mr. Ian Suttie, Mr. David Suttie or Mrs. Suttie from a shareholder and/or director and/or employee of the Retained Group and/or B.S.W. Limited (Company Number 2894198) having its Registered at Engineering Building, Lancaster University, Bailrigg, Lancaster after provided that neither company acts in such a way as would constitute breach of the provisions of this Clause if it were bound by the terms hereof.

     12.2 Each undertaking and agreement contained in this Clause 12 shall be read and construed independently of the other undertakings and agreements herein contained and if any undertaking or agreement is held to be invalid whether as an unreasonable restraint of trade or for any other reason the remaining undertakings and agreements shall continue to apply to the extent that they shall not also be held to be invalid and the undertaking or agreement which is held to be invalid shall be referred by the parties to a Queen's Counsel (to be agreed by the parties) whose opinion shall be sought as to what restriction (not imposing any wider restrictions on the parties) would be legal and valid and the parties hereby agree that such undertaking or agreement shall be altered accordingly, the costs and expenses of the Queen's Counsel shall be borne equally by the parties hereto.


     12.3 Mr Ian Suttie, Mr. David Suttie and Mrs. Suttie by their execution hereof hereby agree that having regard inter alia to the price paid by the Purchaser for the Sale Shares the restrictions contained in this Clause are reasonable and necessary for the protection of the legitimate interests of the Purchaser and that having regard to those circumstances those covenants do not work harshly on them.

     12.4 Mr Ian Suttie, Mr. David Suttie and Mrs. Suttie hereby irrevocably consent to the Purchaser furnishing particulars of this Agreement to the UK Competition Authorities.

13.  RELEASE OF LIABILITY AND GUARANTEES

     13.1 The Majority Vendors hereby acknowledge and confirm that neither they nor the Retained Group Company have a claim on any account whatsoever against any member of the Target Group and hereby irrevocably and with effect from Completion waive any such claim which may hereafter be or become competent and/or available to them.

     13.2 The Majority Vendors undertake with the Purchaser to procure the unconditional and complete release of each member of the Target Group prior to Completion from all securities, charges, guarantees, undertakings and indemnities whatsoever given by any member of the Target Group in respect of any indebtedness or obligation whatsoever of any of the Vendors or the Retained Group Company or any of their Connected Persons.

     13.3 The Institutional Vendor hereby acknowledges and confirms that it does not have any claim against the Purchaser other than pursuant to this Agreement or against any member of the Target Group other than the Fixed Dividend payable on the Preference Shares in terms of the Articles of Association of the

             Company for the period from 1 November 1999 up to but excluding the Completion Date and the redemption monies payable on the Preference Shares.

14.  EFFECT OF COMPLETION

     Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and the indemnities, covenants, representations and undertakings (including for the avoidance of doubt the warranties, representations and undertakings given by the Purchaser and Weatherford in Clause 9) contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

15.  REMEDIES AND WAIVERS

     15.1 No delay or omission by any party in exercising any right, power or remedy provided under this Agreement or any other documents referred to in it shall:

             15.1.1 impair such right, power or remedy; or

             15.1.2 operate as a waiver thereof.

     15.2 The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.  ASSIGNATION

     16.1 The rights of the Majority Vendors under this Agreement shall not be assignable without the written consent of the Purchaser.

     16.2 Without prejudice to the guarantee obligations of Weatherford in terms of Clause 9.5 all of the rights and obligations of the Purchaser under this Agreement and under the Tax Deed (the "Rights") may be assigned by the Purchaser without the consent of the Vendors provided that such assignee undertakes in writing to the Vendors to be bound by and to perform all of the obligations of the assignor under this Agreement.

     16.3 The Rights shall if assigned to any member of the Purchaser's Group or to any permitted assignee be enforceable by such parties in accordance with the terms of this Agreement and the Tax Deed which shall be entitled to the full benefit of any indemnity, warranty, representation or undertaking in favour or expressed to be in favour of the Purchaser but every such party shall be subject to all limitations and restrictions on the Purchaser set out therein.

17.  FURTHER ASSURANCE

     The Majority Vendors shall from time to time, on being required to do so by the Purchaser now or at any time in the future, do or procure that there is done all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as they may reasonably consider necessary for giving full effect to this Agreement and securing to it the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

18.  SPECIFIC INDEMNITIES

     18.1 The Warrantor hereby undertake to indemnify and keep indemnified the Purchaser (for itself and as agent and/or trustee for each Target Group Company) from and against all actions, proceedings, losses, damages, liabilities, claims, costs and expenses whatsoever which may be sustained or suffered by the Purchaser and/or any member of the Target Group in respect of:-

             18.1.1 any indebtedness or obligation whatsoever of the Retained
                    Group Company and for which any Target Group Company may be liable in whole or in part pursuant to any securities, charges, guarantees, surety, undertakings or indemnities given by any Target Group Company;

             18.1.2 the amount of the Indebtedness exceeding the amount shown in the Indebtedness Statement.

             18.1.3 any claims against any member of the Target Group by Abacus
                    Trust Company (Isle of Man) ("Abacus") in respect of any loan made by Abacus to any member of the Target Group or in respect of any other matter whatsoever.

             18.1.4 any claims made against any member of the Target Group by any of the Non-Orwell Shareholders arising directly as a result of or in respect of the acquisition by the Purchaser of the Company pursuant to this Agreement.

             18.1.5 any assets the purchase price or part of the purchase price for which is represented in the Capital Creditors not being in the possession of or under the control of or leased out by a Target Group Company or as a result of good title to any such asset not being held by a Target Company.

             18.1.6 all requirements, orders, awards, actions, claims and demands made, sustained or incurred by, brought against the Purchaser or the Target Group for itself or as trustee, as the case may be in connection with the SSAS.

             18.1.7 the following claims against members of the Target Group:-

                    (a) claim by Smith International (North Sea) Limited
                        ("Smith") against Fishing Services Limited for (pound)6,534.50;

                    (b) claim by Smith against Wellserv plc for
                        (pound)26,496.00;

                    (c) claim by Smith against Offshore Rentals Limited for
                        (pound)1,013,217.79;

                    (d) claim by Smith against Mid-Europe Supply Limited for
                        (pound)36,283.05;

                    (e) claim by Gagie Corporation against Offshore Rentals
                        Limited for US$343,613;

                    (f) claim by Scottish Enterprise against Downhole
                        Technology Limited for (pound)175,000;

                        plus in each case all costs and expenses incurred by the relevant members of the Target Group in connection with such claims.

19. SECURITIES LAW MATTERS

     19.1 The Vendors recognise and understand that the Weatherford Shares will not, except as expressly provided in the Registration Rights Agreement, be registered under the U.S. Securities Act of 1933 (the "Securities Act") or under the securities laws of any other jurisdiction (the "Securities Laws"). The Weatherford Shares are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws which are predicated, in part, on the representations, warranties and agreements of the Vendors contained herein.

     19.2 Each of the Vendors severally represents and warrants that (i) the Vendor has business knowledge and experience, such experience being based on actual participation therein, (ii) the Vendor is capable of evaluating the merits and risks of an investment in the Weatherford Shares and the suitability thereof as an investment therefor and (iii) the Weatherford Shares to be acquired by the Vendors will be acquired solely for investment and not with a view toward resale or redistribution in violation of the Securities Act or the Securities Laws, it being acknowledged that the Vendors will have the right to resell the shares as provided in the Registration Rights Agreement or under the Securities Act and any resale or intended resale by them pursuant to the Registration Rights Agreement or under the Securities Act will not be a breach of this representation.

     19.3 The Vendors acknowledge that the certificates representing the Weatherford Shares will be imprinted with the following legend, the terms of which are specifically agreed to:

             THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY JURISDICTION, IN RELIANCE UPON EXEMPTION FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION,

             SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.
             Each Vendor understands and acknowledges that appropriate stop transfer notations will be placed in the records of Weatherford and with its transfer agents in respect of the Weatherford Shares to be issued to the Vendors. Weatherford agrees that any Weatherford Shares sold pursuant to an effective registration statement, including a registration statement or the Shelf Registration filed pursuant to the Registration Rights Agreement or under the Securities Act, shall have the above legend removed to permit the closing of the sale within Three Business Days of written notice of the sale and certification by the Vendor that the sale was made pursuant to the plan of distribution described in the registration statement or the Shelf Registration and the prospectus delivery requirements under the Securities Act were fully complied with in connection with the sale.

20.  NOTICES

     20.1 All notices, requests, demands or other communications to or upon the parties shall be in writing and shall be given by delivery or by fax by being sent by first class recorded mail posted in the United Kingdom:

             20.1.1 in the case of the Purchaser and Weatherford to their respective registered offices herein stated or to such other address in the

                    United Kingdom as either of them may from time to time notify to the Vendors for such purposes;

             20.1.2 in the case of the Majority Vendors, it shall be sufficient to serve notice on Mr. Ian Suttie at the address set out in this Agreement or to such other address in the United Kingdom as he may from time to time notify to the Purchaser for such purposes;

             20.1.3 in the case of the Institutional Vendor to the address set out in this Agreement or such other address in the United Kingdom as it may from time to time notify to the Purchaser for such purpose.

     20.2    Any such notice, request, demand or communication shall:

             20.2.1 if delivered personally, be deemed to have been received at the time of such delivery or if delivery is not on a Business Day on the Business Day following such delivery;

             20.2.2 if given by first class recorded mail posted in the United
                    Kingdom, be deemed to have been received on the second Business Day occurring after the date of posting.

     20.3 All notices or communications to the Purchaser shall be clearly marked on the exterior and on the first page "For the urgent attention of the Company Secretary" and shall be copied to the Purchaser's Solicitors clearly marked on the exterior and on the first page "For the urgent attention of Roderick Bruce".

     20.4 All notices or communications to any of the Majority Vendors or the Warrantor shall be copied to Paull & Williamsons, Investment House, 6 Union Row, Aberdeen, AB10 1DQ and marked for the attention of Sidney Barrie/Kenneth S. Gordon

     20.5 All notices or communications to the Institutional Vendor shall be copied to Ledingham Chalmers, Johnstone House, Rose Street, Aberdeen and marked for the attention of Roger Connon.

21.  ANNOUNCEMENTS

     Except as required by law or by the rules of any stock exchange or other regulatory authority or taxation authority, whether or not having the force of law no announcement, disclosure or circular concerning or in connection with the existence or the subject matter of this Agreement or any ancillary transaction shall be made or issued by or on behalf of any party hereto without the prior written consent of the others (which consent shall not be unreasonably withheld).


22.  COSTS AND EXPENSES

     22.1 The parties shall each pay their own costs in connection with the preparation and negotiation of this Agreement and in preparing and negotiating this Agreement and any other documents referred to in this Agreement. For the avoidance of any doubt the Purchaser shall be responsible for payment of any stamp duty or equivalent tax or levy in any other jurisdiction on this Agreement and on the transfers of the Sale Shares to be effected hereunder.

     22.2 The Majority Vendors represent and undertake to the Purchaser that no costs or expenses relating to the sale of the Sale Shares have been incurred, assumed or borne by any Target Group Company.

23.  INVALIDITY

     If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

     23.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

     23.2 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

24   GENERAL

     Interest will run on any sums payable by the Majority Vendors under or in connection with this Agreement at the Rate from the due date for payment until paid.

25. ENTIRE AGREEMENT

     This Agreement, the Tax Deed, the Disclosure Letter and the other documents to be delivered at Completion in accordance with Part 3 of the Schedule contain the entire agreement between the parties or any of them with respect to the transactions contemplated in this Agreement and shall (save where there has been a fraudulent misrepresentation) supersede all prior proposals, representations, agreements and negotiations relating thereto, whether written, oral or implied, between the parties or any of them or their respective advisers or any of them and no modification or alteration of this Agreement or the Tax Deed shall be enforceable except by an amendment in writing duly executed by all the parties hereto or, in the case of a waiver, duly executed by the party waiving compliance.

26.  GOVERNING LAW AND JURISDICTION

     This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in all respects in accordance with the law of Scotland and each of the parties hereto hereby prorogates the non-exclusive jurisdiction of the Court of Session as regards any claims or matters arising hereunder: IN WITNESS WHEREOF these presents consisting of this and the preceding thirty-six pages together with the Schedule extending to nine Parts annexed hereto are executed as follows:-

SIGNED for and on behalf of the said
WEATHERFORD U.K. LIMITED at Aberdeen on
24th day of February 2001 by Burt Michael
Martin, a Director of the Company this Witness:-  /s/ Burt M. Martin
                                                  ----------------------------
                                                                      Director
Witness: (Sign)   /s/ Roger Gordon Connan
                  -----------------------

Name: (PRINT)     Roger Gordon Connan

Address:          1 Goldon Square, Aberdeen

Occupation:       Solicitor

SIGNED for and on behalf of the said
3i GROUP PLC at Aberdeen on 24th day of
February 2001 by Michael Colin
Hill, as  Attorney for 3i Group plc
before this Witness:-                        /s/ Michael Hill
                                             --------------------------------
                                                                     Attorney
Witness: (Sign)   /s/ Roger Gordon Connan
                  -----------------------

Name: (PRINT)      Roger Gordon Connan

Address:    1 Golden Square

            Aberdeen

Occupation: Solicitor

SIGNED for and on behalf of the said IAN
ALEXANDER SUTTIE TRUST by Ian Alexander
Suttie and P&W Trustees
(Aberdeen) Limited at Aberdeen on
24th day of February                         /s/ Sidney Barrie
2001 before this Witness:-                   --------------------------------
                                         AS ATTORNEY FOR IAN ALEXANDER SUTTIE

                                             /s/ Kenneth S. Gordon, Director


Witness: (Sign)   /s/ Roger Gordon Connan
                  -----------------------

Name: (PRINT)      Roger Gordon Connan

Address:    1 Golden Square
                                             --------------------------------
            Aberdeen                          P&W TRUSTEES (ABERDEEN) LIMITED

Occupation: Solicitor

SIGNED by SIDNEY BARRIE as Attorney for
the said DAVID ANDERSON SUTTIE at
Aberdeen on 24th day of
February 2001 before this Witness:-          /s/ Sidney Barrie
                                             --------------------------------
                                        AS ATTORNEY FOR DAVID ANDERSON SUTTIE


Witness: (Sign)   /s/ Roger Gordon Connan
                  -----------------------

Name: (PRINT)      Roger Gordon Connan

Address:    1 Golden Square

            Aberdeen

Occupation: Solicitor

SIGNED by SIDNEY BARRIE as Attorney for
the said DOROTHY ELIZABETH SUTTIE at         /s/ Sidney Barrie
Aberdeen on 24th day of February             ---------------------------------
2001 before this Witness:-            AS ATTORNEY FOR DOROTHY ELIZABETH SUTTIE


Witness: (Sign)   /s/ Roger Gordon Connan
                  -----------------------

Name: (PRINT)      Roger Gordon Connan

Address:    1 Golden Square

            Aberdeen

Occupation: Solicitor

SIGNED by the said IAN ALEXANDER
SUTTIE at Aberdeen on 24th day of February 2001
before this Witness:-                        /s/ Sidney Barrie
                                             ---------------------------------
                                          AS ATTORNEY FOR IAN ALEXANDER SUTTIE
Witness: (Sign)   /s/ Roger Gordon Connan
                  -----------------------

Name: (PRINT)      Roger Gordon Connan

Address:    1 Golden Square

            Aberdeen

Occupation: Solicitor

SIGNED for and on behalf of the said
WEATHERFORD INTERNATIONAL, INC. by
Burt Michael Martin, an Officer              /s/ Burt M. Martin
at Aberdeen on 24th day of February          ---------------------------------
2001 before this Witness:-                                            Director


Witness: (Sign)   /s/ Roger Gordon Connan
                  -----------------------

Name: (PRINT)      Roger Gordon Connan

Address:    1 Golden Square

            Aberdeen

Occupation: Solicitor

                                                     THIS IS THE SCHEDULE IN 9
                                                     PARTS REFERRED TO IN THE
                                                     FOREGOING SALE AND PURCHASE
                                                     AGREEMENT AMONG WEATHERFORD
                                                     U.K. LIMITED, 3i GROUP PLC,
                                                     IAN SUTTIE AND OTHERS AND
                                                     WEATHERFORD INTERNATIONAL,
                                                     INC. DATED 24 FEBRUARY 2001



                                    SCHEDULE
                                     PART 1A
                             TARGET GROUP STRUCTURE

                             TARGET GROUP STRUCTURE


GROUP COMPANIES                                              %OWNED BY TARGET
---------------                                              ----------------
Communication Rentals Limited                                     100%
Design Engineering Limited                                         61%
Downhole Technology Limited                                       100%
Drill-Wright Limited                                             50.1%
Fishing Services Limited                                          100%
Independent Integrated Services Limited                           100%
International Petroleum Equipment Limited                          61%
         International Petroleum Equipment
         Norge A/S                          100%
Intervention Well Systems Limited                                 100%
Mid-Europe Supply Limited                                         100%
Morrison McLean Associates Limited                                100%
Offshore Rentals Limited                                          100%
         Offshore Rentals Norge A/S         100%
         Offshore Rentals Deutschland GmbH  100%
         Orwell International (Oil & Gas)
         Nigeria Limited                     85%
         BOSS Oilfield Services Limited      50%
         Offshore Rentals Dubai LLC         47.6%
         Powerflo (Rentals) Dubai LLC       47.6%
Orwell Production Services Limited                                100%
Orwell Group Venezuela CA                                         100%
Powell Engineering Company Limited                                100%
Powerflo Rentals Limited                                           75%

                                       42


Powerflo Rentals Norge A/S                                        100%
Powerflo Systems Limited                                          100%
PowerGen Rentals Limited                                          100%
Pump Rentals (International) Limited                              100%
Quality Commissioning Limited                                     100%
Recovery Systems Limited                                          100%
Tank Rentals plc                                                   80%
Wellserv plc                                                       87%
         Integrated Well Services Limited   33.33%

                                    SCHEDULE
                                     PART 1B
                                   THE TARGET


NAME:                     Orwell Group plc

NUMBER:                   SC160645

DATE OF INCORPORATION:    26th September 1995

REGISTERED OFFICE:        Orwell House, Souter Head Road, Altens,
                          Aberdeen, AB12 3LF

AUTHORISED AND ISSUED     Authorised: (pound)515,910
SHARE CAPITAL:
                          Issued: 355,910 ordinary shares of(pound)1.00 each
                                  135,000 A ordinary shares of(pound)1.00 each 1,875,000 preference shares of(pound)0.01 each

DIRECTORS:                Angela Boardman
                          Ian Patrick
                          Ian A Suttie
                          Dorothy E. Suttie
                          Charles Gordon Clark

SECRETARY:                Paull & Williamsons

ACCOUNTING REFERENCE
DATE:                     30 April

AUDITORS:                 Deloitte & Touche

                                    SCHEDULE
                                     PART 1C
                             SHAREHOLDINGS IN TARGET

           (1)                      (2)                (3)               (4)               (5)

SHAREHOLDER                       ADDRESS        CLASS OF SHARE      NUMBER HELD      PERCENTAGE OF
                                                                                      CONSIDERATION
------------                ------------------   --------------     -------------     -------------
3i Group PLC                 91 Waterloo Road,     A Ordinary          135,000            27.50
                              London SE1 8XP
                                                   Preference        1,875,000*

David Anderson Suttie        32 Queens Drive,       Ordinary           12,275              2.50
                             Aberdeen AB1 8BN

Dorothy Elizabeth Suttie     "Parklea", North       Ordinary           63,750             13.00
                               Deeside Road,
                            Aberdeen, AB15 9PB

Ian Alexander Suttie         "Parklea", North       Ordinary           272,885            55.58
                               Deeside Road,
                            Aberdeen, AB15 9PB

Ian Alexander Suttie and     "Parklea", North       Ordinary            7,000              1.42
P&W Trustees (Aberdeen)        Deeside Road,                                             ------
Ltd as trustees of Ian A     Aberdeen, AB15 9PB
Suttie Trust                                                                               100%
                                                                                           ===

*  To be redeemed immediately prior to Completion.

                                    SCHEDULE
                                     PART 2A
                               THE UK SUBSIDIARIES

NAME:                       BOSS Oilfield Services Limited

NUMBER:                     SC195226

DATE OF INCORPORATION:      14.4.99

REGISTERED OFFICE:          Investment House, 6 Union Row, Aberdeen, AB10 1DQ

AUTHORISED AND ISSUED       Authorised:(pound)100

SHARE CAPITAL:              Issued:    2 Ordinary Shares of(pound)1

DIRECTORS:                  Ian A. Suttie
                            Ronald J. Bruce
                            Michael C. Leys

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES:                    None

SHAREHOLDER:                50% subsidiary of Offshore Rentals Limited
                            50% subsidiary of Smith International (North Sea)
                            Limited



NAME:                       Communication Rentals Limited

NUMBER:                     SC176534

DATE OF INCORPORATION:      18.6.97

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised:(pound)10,000

SHARE CAPITAL:              Issued:     10,000 ordinary shares of(pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Design Engineering Limited

NUMBER:                     SC190479

DATE OF INCORPORATION:      21.10.98

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised:(pound)10,000

SHARE CAPITAL:              Issued:    101 ordinary shares of(pound)1

DIRECTORS:                  Ian A. Suttie
                            Niels C.O. Friis

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of The Governor and Company of the Bank of Scotland

SHAREHOLDER:                61% subsidiary of Orwell Group PLC (62 shares)
                            39% held by N. Friis (39 shares)



NAME:                       Downhole Technology Limited

NUMBER:                     SC157994

DATE OF INCORPORATION:      15.5.95

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)100

SHARE CAPITAL:              Issued:     2 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Drill-Wright Limited

NUMBER:                     SC169830

DATE OF INCORPORATION:      8.11.96

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised:(pound)1,000

SHARE CAPITAL:              Issued:    1,000 ordinary shares of(pound)1

DIRECTORS:                  Ian A. Suttie
                            John E. Doubenmier

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Bond and Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                50.1% subsidiary of Orwell Group PLC (501 shares)
                            49.9% held by John E. Doubenmier (499 shares)



NAME:                       Fishing Services Limited

NUMBER:                     SC153760

DATE OF INCORPORATION:      21.10.94

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised:(pound)10,000

SHARE CAPITAL:              Issued:    2 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Independent Integrated Services Limited
                            (formerly Powerflo Rentals Limited)

NUMBER:                     SC136260

DATE OF INCORPORATION:      29.1.92

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)100

SHARE CAPITAL:              Issued:   100 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC


NAME:                       International Petroleum Equipment Limited

NUMBER:                     SC126025

DATE OF INCORPORATION:      5.7.90

REGISTERED OFFICE:          Investment House, 6 Union Row, Aberdeen, AB10 1DQ

AUTHORISED AND ISSUED       Authorised: (pound)100,000

SHARE CAPITAL:              Issued:    101 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie
                            Niels C.O. Friis

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                61% subsidiary of Orwell Group plc (62 shares)
                            39% held by F Friis (39 shares)



NAME:                       Intervention Well Systems Limited

NUMBER:                     SC075514

DATE OF INCORPORATION:      10.7.81

REGISTERED OFFICE:          Parklea, North Deeside Road, Aberdeen

AUTHORISED AND ISSUED       Authorised: (pound)100

SHARE CAPITAL:              Issued:   100 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Mid-Europe Supply Limited

NUMBER:                     SC133467

DATE OF INCORPORATION:      16.8.91

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)254,650

SHARE CAPITAL:              Issued: (pound)124,778 A ordinary shares of (pound)1
                                    (pound)129,872 B ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Morrison McLean Associates Limited

NUMBER:                     SC115632

DATE OF INCORPORATION:      16.1.89

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)500,000

SHARE CAPITAL:                       499,900 ordinary shares of (pound)1
                                     100 'A' ordinary shares of (pound)1
                            Issued:  9,999 ordinary shares of (pound)1
                                     1 'A' ordinary share of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Bond and Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC

NAME:                       Offshore Rentals Limited

NUMBER:                     SC109985

DATE OF INCORPORATION:      22.3.88

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)300,000

SHARE CAPITAL:              Issued  165,000 ordinary shares of (pound)1
                                    135,000 'B' ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES:                    Floating Charge and Standard Security in favour of
                            Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Oilwell Production Services Limited

NUMBER:                     SC158568

DATE OF INCORPORATION:      12.6.95

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)10,000

SHARE CAPITAL:              Issued:  100 Ordinary Shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC

NAME:                       Powell Engineering Company Limited

NUMBER:                     427621

DATE OF INCORPORATION:      14.1.47

REGISTERED OFFICE:          Coal Park Lane, Lower Swanwick, Nr Southampton,
                            S31 7GW

AUTHORISED AND ISSUED       Authorised: (pound)5,000

SHARE CAPITAL:              Issued:  4,800 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie
                            John S. Kelly
                            Roderick G. Spinks

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Debenture in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Powerflo Rentals Limited (formerly Pump Rentals
                            (International) Limited

NUMBER:                     SC140356

DATE OF INCORPORATION:      23.9.92

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)165,000

SHARE CAPITAL:              Issued:   158,996 ordinary shares of (pound)1

DIRECTORS:                  Ian Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                75% subsidiary of Orwell Group PLC (119,247 shares)
                            25% held by David A. Suttie (39,749 shares)



NAME:                       Powerflo Systems Limited (formerly Woma (UK)
                            Limited)

NUMBER:                     1237504

DATE OF INCORPORATION:      15.12.75

REGISTERED OFFICE:          Coal Park Lane, Lower Swanwick, Nr Southampton,
                            S31 7GW

AUTHORISED AND ISSUED       Authorised: (pound)10,000

SHARE CAPITAL:              Issued:  9,000 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie
                            Joseph S. Kelly
                            Roderick G. Spinks

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Debenture in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       PowerGEN Rentals Limited (formerly Harran
                            Engineering Limited)

NUMBER:                     SC129021

DATE OF INCORPORATION:      14.12.90

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)55,000 'A' ordinary shares of
                                        (pound)1

SHARE CAPITAL:                          (pound)67,000 ordinary shares of
                                        (pound)1

                            Issued: 55,000 'A' ordinary shares of (pound)1 67,000 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Bond and Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME: Pump Rentals (International) Limited (formerly Marischal Industrial Services Limited)

NUMBER:                     SC067835

DATE OF INCORPORATION:      10.8.79

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       (pound)100

SHARE CAPITAL:              100 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Bond and Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Quality Commissioning Limited

NUMBER:                     SC160639

DATE OF INCORPORATION:      26.9.95

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)100

SHARE CAPITAL:              Issued:  2 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Recovery Systems Limited

NUMBER:                     SC162923

DATE OF INCORPORATION:      26.1.96

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)100

SHARE CAPITAL:              Issued:  80 'A' ordinary shares of (pound)1
                                     20 'B' ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                100% subsidiary of Orwell Group PLC



NAME:                       Tank Rentals PLC

NUMBER:                     SC125694

DATE OF INCORPORATION:      19.6.90

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)300,000

SHARE CAPITAL:              Issued:  300,000 ordinary shares of (pound)1

DIRECTORS:                  Ian A. Suttie
                            Mrs. Dorothy E. Suttie

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                80% subsidiary of Orwell Group PLC (240,000 shares)
                            20% held by Ian A. Suttie (60,000 shares)



NAME:                       Wellserv plc

NUMBER:                     SC107585

DATE OF INCORPORATION:      12/11/87

REGISTERED OFFICE:          Orwell House, Souterhead Road, Altens, Aberdeen,
                            AB12 3LF

AUTHORISED AND ISSUED       Authorised: (pound)50,000

SHARE CAPITAL:              Issued:   125,000 ordinary shares of (pound)0.40

DIRECTORS:                  Ian A. Suttie
                            David Laing

SECRETARY:                  Paull & Williamsons

ACCOUNTING REFERENCE DATE:  30 April

AUDITORS:                   Deloitte & Touche

CHARGES: Bond and Floating Charge in favour of the Governor and Company of the Bank of Scotland

SHAREHOLDER:                87% subsidiary of Orwell Group plc (108,750 shares)
                            13% held by D. Laing (16,250 shares)

                                     PART 2B
                             THE NON-UK SUBSIDIARIES

NAME:                       Offshore Rentals Norge A/S

NUMBER:                     948138735

DATE OF INCORPORATION:      30.06.1988

REGISTERED OFFICE:          Norsea Bygg 4, Dusavik, 4029 Stavanger, Norway

AUTHORISED AND ISSUED       Authorised: NOK 50,000

SHARE CAPITAL:              Issued: 50 shares of NOK 1,000

DIRECTORS:                  Ian Suttie
                            Niels Friis

SECRETARY:                  N/A

SHAREHOLDER:                Offshore Rentals Limited (100%)

TAX JURISDICTION:           Norway

NAME:                       Offshore Rentals Deutschland GmbH

NUMBER:                     HRA5640

DATE OF INCORPORATION:      02.08.2000

REGISTERED OFFICE:          Maschweg 5, D-29227 Celle, Germany

AUTHORISED AND ISSUED       Authorised: 25,000 Euros (DM50,000)

SHARE CAPITAL:              Issued: 25,000 Euros (DM50,000)

DIRECTORS:                  Ian Scott

SECRETARY:                  Martina Thonigs

SHAREHOLDER:                Ian Suttie (100%)

TAX JURISDICTION:           Germany

NAME:                       Offshore Rentals Dubai LLC

NUMBER:                     42968

DATE OF INCORPORATION:      27.07.1994

REGISTERED OFFICE:          N/A

AUTHORISED AND ISSUED       Authorised: UAE Dirhams 300,000

SHARE CAPITAL:              Issued: 300 shares of UAE Dirhams 1,000 each

DIRECTORS:                  Ian Suttie

SECRETARY:                  N/A

SHAREHOLDER:                Khalifa Nasser Khalifa Bel Habala (157 shares)
                            Offshore Rentals Limited (143 shares)

TAX JURISDICTION:           United Arab Emirates

NAME:                       Powerflo Rentals (Dubai) LLC

NUMBER:                     46777

DATE OF INCORPORATION:      09.05.1996

REGISTERED OFFICE:          N/A

AUTHORISED AND ISSUED       Authorised: UAE Dirhams 300,000

SHARE CAPITAL:              Issued: 300 shares of UAE Dirhams 1,000 each

DIRECTORS:                  Ian Suttie

SECRETARY:                  N/A

SHAREHOLDER:                Khalifa Nasser Khalifa Bel Habala (157 shares)
                            Offshore Rentals Limited (143 shares)

TAX JURISDICTION:           United Arab Emirates

NAME:                       Powerflo Rentals Norge A/S

NUMBER:                     977 298 997

DATE OF INCORPORATION:      23.12.1996

REGISTERED OFFICE:          Norsea Bygg 4, Dusavik, 4029 Stavanger, Norway

AUTHORISED AND ISSUED       Authorised: NOK 100,000

SHARE CAPITAL:              Issued: 1,000 shares of NOK 100

DIRECTORS:                  Ian Suttie

SECRETARY:                  N/A

SHAREHOLDER:                Orwell Group plc (100%)


NAME:                       International Petroleum Equipment Norge A/S

NUMBER:                     962136206

DATE OF INCORPORATION:      08.11.1999

REGISTERED OFFICE:          Norsea Bygg 4, Dusavik, 4029 Stavanger, Norway

AUTHORISED AND ISSUED       Authorised: NOK 1,000,000

SHARE CAPITAL:              Issued: 10,000 shares of NOK 100 each

DIRECTORS:                  Ian Suttie

SECRETARY:                  Niels Friis

SHAREHOLDER:                International Petroleum Equipment Limited (100%)

TAX JURISDICTION:           Norway

NAME:                       Orwell International (Oil & Gas) Nigeria Limited

NUMBER:                     RC378477

DATE OF INCORPORATION:      12.04.00

REGISTERED OFFICE:          11a Ologu Agbaje Street, Victoria Island, Lagos,
                            Nigeria

AUTHORISED AND ISSUED       Authorised: N 5,000,000

SHARE CAPITAL:              Issued: N 5,000,000

DIRECTORS:                  Ian Suttie
                            Femi Omatayo
                            Gholam Ragestar

SECRETARY:                  N/A

SHAREHOLDER:                Offshore Rentals Limited - 4,250,000 shares (85%)
                            Femi Omatayo - 375,000 shares (7.5%)
                            Gholam Ragestar - 375,000 shares (7.5%)

TAX JURISDICTION:           Nigeria

NAME:                       Orwell Group De Venezuela CA

NUMBER:                     RIF: J304920377
                            NIT: 0047164346

DATE OF INCORPORATION:      25.11.1997

REGISTERED OFFICE:          Avenida Intercomunal, CC Cristal Plaza, Piso 3,
                            Oficina 1, Zona
                            Postal 6001, Barcelona, P O Box 28,
                            Estado Anzoategui, Venezuela

AUTHORISED AND ISSUED       2,000,000 VEB

SHARE CAPITAL:

DIRECTORS:                  Ian Suttie
                            Mrs Dorothy Suttie
                            Charles Clark
                            Angela Boardman
                            Ian Patrick

SECRETARY:                  N/A

SHAREHOLDER:                Orwell Group plc (100%)

TAX JURISDICTION:           Venezuela

                                    SCHEDULE
                             COMPLETION OBLIGATIONS
                                     PART 3

1. The Majority Vendors shall procure payment by the Company to the Institutional Vendor of the fixed dividend accrued on the Preference Shares for the period from 1 November 1999 up to but excluding the Completion Date together with the sum of (pound)1,875,000 in redemption of the Preference Shares, the total amount to be paid by telegraphic transfer or such other form of electronic transfer as the Institutional Vendor may reasonably require to such bank account as may be notified to the Majority Vendors' Solicitors by the Institutional Vendor.

2. The Majority Vendors shall on Completion (subject to performance by the Purchaser and Weatherford of their respective obligations under paragraph 4 below) deliver to the Purchaser:

     2.1 duly executed transfers in favour of the Purchaser of the Sale Shares held by them together with the share certificates for such Sale Shares (or in the case of any lost certificate an indemnity in the Agreed Form in relation to it);

     2.2 duly executed transfers (for no consideration) and share certificates in respect of the Minority Interests in favour of the Purchaser.

     2.3 irrevocable powers of attorney of the Majority Vendors in the Agreed Form;

     2.4   a counterpart of the Tax Deed duly executed by Mr. Ian Suttie;

     2.5 the seals, certificates of incorporation (and, if applicable, certificates of incorporation on change of name) and statutory books of each of the UK Companies duly written up to date;

     2.6 a counterpart of the Disclosure Letter duly executed by the Warrantor;

     2.7 to the extent not already in the possession of the relevant Target Group Company, all bank books, cheque books and bank statements, sales ledgers, statutory books and other books of account relating to the business of each Target Group Company;

     2.8 written resignations and releases in the Agreed Form from Mr. Ian Suttie resigning as director of the Target Group Companies and as employee of the Target and releasing the Target Group from all claims and rights of action whether by way of compensation, remuneration, redundancy payment or otherwise.

     2.9 written resignations and releases in the Agreed Form from Mr. Ian Patrick and Mrs. Suttie resigning their offices as directors of the Target and releasing the Target from all claims and rights of action for loss of office.

     2.10 written resignations and releases in the Agreed Form from the Majority Vendors' Solicitors resigning office as secretary of each Target Group Company in respect of which they hold that office.

     2.11  the Indebtedness Statement.

     2.12 a fully executed Deed of Amendment and Succession relating to the SSAS in a form to be agreed.

3. On Completion the Majority Vendors shall cause board meetings of each Target Group Company to be held at which:

     3.1 persons nominated by the Purchaser shall be appointed as additional or replacement directors and/or secretaries (as the case may be);

     3.2 all existing bank mandates shall be revoked and new mandates in relation to each account maintained by a Target Group Company (giving authority to such persons as the Purchaser may require) shall be approved;

     3.3 the transfers referred to in paragraphs 2.1 and 2.2 shall (subject only to stamping) be approved;

4 The Institutional Vendor shall (subject to performance by the Majority Vendors of their obligations under paragraph 1 above and the Purchaser and Weatherford of their respective obligations under paragraph 5 below) at Completion deliver to the Purchaser:

     4.1 duly completed and signed transfers in favour of the Purchaser in respect of the Sale Shares held by the Institutional Vendor together with share certificates for such Sale Shares (or in the case of any lost certificate an indemnity in the Agreed Form in relation to it);

     4.2   proxy in favour of the Purchaser in the Agreed Form;

     4.3 an acknowledgement of receipt of the fixed dividend due on the Preference Shares;

     4.4 a counterpart of the Registration Rights Agreements duly executed by the Institutional Vendor.

5. Upon completion of the matters specified in paragraphs 1, 2, 3 and 4 the Purchaser shall:

     5.1 deliver to the Warrantor a counterpart of the Tax Deed duly executed by the Purchaser;

     5.2 deliver to the Warrantor a counterpart of the Second Disclosure Letter duly executed by the Purchaser;

     5.3 deliver to the Vendors certified copy board minutes of the Purchaser and Weatherford approving the entry into and performance of this Agreement;

     5.4 cause there to be issued to the Vendors the Weatherford Shares in such name or names as may be requested in writing by the Vendors and shall deliver certificates to the Majority Vendors' Solicitors on behalf of the Vendors.

     5.5 deliver to the Majority Vendors and the Institutional Vendor two counterparts (one for each) of the Registration Rights Agreement duly executed by the Purchaser and Weatherford.

     5.6 the Consultancy Agreement in the Agreed Form duly executed by the Purchaser.

                                    SCHEDULE

                                     PART 4

                         FORM OF INDEBTEDNESS STATEMENT

                                  PROJECT OMEGA

                             INDEBTEDNESS STATEMENT

Consideration =(pound)189,655,000 minus (the "Indebtedness" minus
(pound) 1,750,000)


                                                                              (pound)
                                                                             ----------
Headline Price                                                               189,655,000

Indebtedness

Bank overdraft and loans
(per Appendix A)                            [ o ]

Debt factoring                               --

Acceptance on documentary credits            --

Debentures                                   --

Loans                                        --

Loan Stocks (per Appendix B)                [ o ]

Bonds, notes, bills of exchange              --

HP commitments (per Appendix C)             [ o ]

Finance Leases                               --

Discounted debts                             --

Preference Shares Redemption                [ o ]

Preference Dividend                         [ o ]


Others                                       --  [ o ]
                                               ---------

Agreed deduction from Indebtedness                (pound)1,750,000             [ o ]
                                             ---------------------------------------

Consideration                                                                  [ o ]

SCHEDULE

                                     PART 5

                                   WARRANTIES

                           PART 5A - TITLE WARRANTIES

1.   CAPACITY AND TITLE WARRANTIES

     1.1 The Sale Shares constitute the entire issued share capital of the Target and each of the Majority Vendors is entitled (in the case of the Trustees in their capacity as trustees) to sell and transfer the full legal and beneficial ownership in their respective Sale Shares to the Purchaser on the terms set out in this Agreement.

     1.2 The information set out in Parts 1 and 2 of the Schedule is true and accurate in all respects.

     1.3 Each of the Majority Vendors has the necessary power, authority and capacity to enter into and perform this Agreement and (in the case of Mr Ian Suttie only) the Tax Deed respectively and this Agreement constitutes valid and binding obligations of each of the Majority Vendors in accordance with its terms.

     1.4 The execution and delivery of, and the performance by the Majority Vendors (or any of them) of their obligations under this Agreement will not:-

           (a) result in a breach of, or constitute a default under, any instrument to which the Majority Vendors (or any of them) are a party or by which the Majority Vendors are bound; or

           (b) result in a breach of any order, judgement or decree of or undertaking to any court or Government Body to which the Majority Vendors (or any of them) are bound.

     1.5 There is no option, right to acquire, restriction, mortgage, charge, pledge, lien or other form of security or encumbrance or other form of agreement (whether present, future, conditional or otherwise) (including conversion rights and rights of pre-emption) on, over or affecting any of their Sale Shares (or any unissued shares, debentures or other securities of any of the members of the Target Group) or the right of the Majority Vendors (or any of them) to transfer their Sale Shares and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any person to be entitled to any of the foregoing.

                          PART 5B - GENERAL WARRANTIES

2.   THE ACCOUNTS

2.1 The Accounts comply with the requirements of the Companies Acts and all relevant statutory instruments, have been prepared in accordance with applicable UK accounting standards and give a true and fair view of the assets and liabilities and financial results of the Target Group at the Accounts Date and of its results for the financial period ending on the Accounts Date.

2.2 All redundant and obsolete stock (which expression includes raw materials and work in progress) as at the Accounts Date Was wholly written off in the Accounts, all items of stock which are unsaleable or which are the subject of any dispute with a supplier or customer were wholly written off in the Accounts; any slow-moving stock included in the Accounts was written down appropriately; the value attributed to the remaining stock included in the Accounts did not exceed the lower of cost or net realisable value as at the Accounts Date; and the stock included in the Accounts was in the aggregate saleable in the ordinary course of trading at not less than the value shown in the Accounts.

3.   ACCOUNTING RECORDS

     All the accounts, books, ledgers and other financial records of whatsoever kind of the members of the Target Group (including, without limitation, all invoices and other records required for any Taxation purposes) have been properly maintained, are in the possession of the members of the Target Group and contain reasonably accurate records of all matters required to be entered in them by the Companies Acts.

4.   MANAGEMENT ACCOUNTS

     4.1 The Management Accounts were prepared in accordance with generally accepted accounting principles and practices, applied on a consistent basis with the Accounts have been prepared on a consistent basis with the management accounts of the Target Group for the twelve months ended on the Accounts Date, and disclose with reasonable accuracy the state of affairs of the Target Group as at the Management Accounts Date and of their results for the period to which the Management Accounts relate.

     4.2 Adequate provisions for all actual and contingent liabilities which are known and all financial commitments in existence at the Management Accounts Date have been made in the Management Accounts.

     4.3 All revenue costs were accrued so as to match them as closely as possible to the related income and provided in the Management Accounts to the extent of the accrual as at the Management Accounts Date.

5.   NET ASSETS

5.1 The value of the fixed assets and rental assets of the Target Group in the Management Accounts was determined in accordance with the same accounting policies as those applied in the Accounts (and on the basis that each of such assets are valued at a figure no greater than the value attributed to them in the Accounts or in the case of any of such assets acquired by the members of the Target Group after the Accounts Date at a figure no greater than the lesser of cost and net realisable value) and (other than in respect of depreciation) is not less than their value on the Accounts Date as shown in the Accounts.

5.2  (a)   The net working capital (as defined below) of the Target Group as at the Completion Date will not be less than Eighty Million Pounds ((pound)80,000,000) on the basis that the items included in such net working capital to be valued as at the Completion Date will be determined in accordance with the same accounting policies and principles as applied in the preparation of the management accounts as at 30 November 2000.

     (b) For the purposes of this Clause 5.2 the expression "net working capital" shall mean as follows:-

     (c) Rentals Assets, Stock, Trade Debtors, VAT receivable, other Debtors, Bank Balances less Creditors: and for this purpose "Creditors" shall mean Trade creditors, VAT payable, PAYE/NI, Hire purchase contracts and Other creditors, as such expressions are used in the said management accounts as at 30 November 2000.

     (d) For the foregoing purpose in relation to net working capital as at the Completion Date there shall be excluded the effect of depreciation on Rental Assets and Stock.

     (e) Any deficiency resulting from the terms of paragraph (a) above shall entitle the Purchaser to recover the amount of the deficiency from the Warrantor and for the purpose of this paragraph (e) the provisions of paragraph 2. of Part 6 of the Schedule shall not apply.

6.   TARGET GROUP STRUCTURE

     6.1 Other than interests in any other member of the Target Group the members of the Target Group do not have, have never had and have not agreed to acquire any interest in the share or loan capital of any body corporate.

     6.2 Other than in the ordinary course of business the members of the Target Group are not and have not at any time been and have not agreed to become partners in any partnership or members of any unincorporated association or consortium and are not and have not at any time been and have not agreed to become a party to any joint venture or joint project or enterprise and have not entered into any agreement or arrangement pursuant to which they are required to share gross or net receipts, gross or net income or any profits or gains with any other person.

     6.3 The members of the Target Group are not and have not agreed to become members, officers or shadow directors of any body corporate and nor do they have any liability or potential liability as former members, officers or shadow directors of any body corporate, partnership or unincorporated association, nor are there any circumstances which such liability could arise.

     6.4 The members of the Target Group do not have any branch, agency or place of business or any assets outside the United Kingdom.

7.   INFORMATION SUPPLIED

     7.1 To the best of the Warrantors' knowledge and belief the acquisition of the Sale Shares by the Purchaser:-

           (a) will not cause any of the members of the Target Group to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with any of the members of the Target Group not to continue to do so on the same basis as previously; and

           (b) will not result in any present or future indebtedness of any of the members of the Target Group becoming due and payable or capable of being declared due and payable prior to its otherwise stated maturity; and

           so far as the Warrantors are aware (having made no enquiry) the attitude or actions of clients, customers, employees and suppliers with regard to the members of the Target Group will not be prejudicially affected thereby.

8.   EVENTS SINCE THE ACCOUNTS DATE

     Since the Accounts Date:-

     8.1 the businesses of the members of the Target Group have been carried on in the ordinary and usual course without any interruption and so as to maintain the businesses of the members of the Target Group as going concerns; and

     8.2 there has been no adverse change in the financial or trading position of the Target Group; and


     8.3 the members of the Target Group have not acquired or disposed of any assets or assumed or incurred any commitment or any liabilities (whether actual or contingent) except in the ordinary and usual course of trading; no contract, commitment, obligation, arrangement or transaction has been entered into and no payment has been made by any of the members of the Target Group otherwise than in the ordinary course of carrying on its business and on normal commercial terms; and

     8.4 the members of the Target Group have not entered into any capital transaction as vendor, purchaser, lessor or lessee or otherwise undertaken any commitment exceeding (pound)15,000,000 in aggregate; and

     8.5 no dividends, bonuses or other distributions have been declared, paid or made and no management charges, directors fees or similar have been paid or made by any of the members of the Target Group; and

     8.6 no share or loan capital of any of the members of the Target Group has been issued, redeemed, purchased or repaid by the members of the Target Group; and

     8.7 there has been no change in the policy or procedures by which any of the members of the Target Group collects its debts, no debtor has been released by any of the members of the Target Group on terms that he pays less than the face value of his debt and no debt has proved to any extent irrecoverable; and

     8.8 the members of the Target Group have paid their creditors in the ordinary and usual course of their trading.

9.   TITLE TO AND CONDITION OF ASSETS

     9.1 All assets owned, held or used by the members of the Target Group are legally and beneficially owned by the members of the Target Group free from any mortgage, charge, lien or other encumbrance save for the assets disclosed as such in the DISCLOSURE LETTER as being held under an agreement for leasing, hire, hire purchase or purchase on conditional sale terms and all such assets are under the exclusive control of the members of the Target Group; the list of rental assets to be delivered pursuant to Clause 2.1.4 will disclose all rental assets owned by the Target Group at Completion excluding such rental assets as have been disposed of after 31 December 2000 in the ordinary course of business or acquired by the Target Group after 31 December 2000.

     9.2 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any of the members of the Target Group is outstanding and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

     9.3 To the best of the Warrantors' knowledge and belief the members of the Target Group have not received any sum, property or benefit the payment or transfer of which is liable to be avoided, or which is liable to be recovered from them, under any rule of law and do not hold any sum, property or right as nominee, trustee or constructive trustee.

     9.4 Each member of the Target Group owns or has a contractual right to use all of the assets used to carry on its business in the manner in which it is currently carried on and each member of the Target Group has a contractual right to use all services and facilities it uses to carry on its business in the manner in which it is currently carried on.

     9.5 All assets owned or used by the members of the Target Group which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in the sole names of the members of the Target Group.

     9.6   9.6.1      Drillpipe during the 5 year period ending on the
                      Completion Date has been purchased in the majority of cases to meet or exceed the requirements of Shell Squair specification. Where it has not, the drillpipe has been subject to the highest level of Inspection, for example TH
                      Hills DS-1 Category 05. All Drill Collars and Heviwate purchased, is inspected in accordance with the highest applicable standard in accordance with TH Hills DS-1
                      Categories 3 through to 5. Minimum Tong and Pin lengths are in accordance with DS-1 Category 5.

             9.6.2 All drill collars and heviwate drillpipe purchased by any member of the Target Group during the five year period ending on the Completion Date have been subject to a minimum inspection level of TH Hills DS-1 Category 3. All such drill collars and heavy weight drillpipe have material certification and mechanical property values meeting Shell Squair stipulated requirements. All tubing purchased new by any member of the Target Group during the five year period ending on the Completion Date has been manufactured in accordance with API 5CT (Specification for Casing and Tubing) and has full material traceability.

             9.6.3 All tubing owned by members of the Target Group is inspected in accordance with API 5A5, (Field Inspection of New Casing, Tubing & Plain End Drill Pipe) as standard.

             9.6.4 Material Certification record, for drillpipe owned by the Target Group, are available for not less than 90%.

             9.6.5 All hoisting equipment owned by the Target Group is inspected in accordance with API RP 8B (Procedures for Inspections, Maintenance, Repair and Re-Manufacture of Hoisting Equipment). Such equipment was purchased to the standard 8C.

             9.6.6 All non tubular drilling equipment is dimensionally inspected in accordance with API 7K and for magnetic particle inspection in accordance with ASTM E709.

             9.6.7    BOP Equipment is inspected and tested in accordance with:-

                      o API 6A (Specification for Wellhead & Christmas Tree Equipment)

                      o API 6D (Specification for Pipeline Valves (Gate, Ball and Check Valves))

                      o   API 16A (Specification for Drill Through Equipment)

                      o API 16D (Specification for Control Systems for Drilling Well Control Equipment)

                      o API 53 (Blowout Prevention Equipment Systems for Drilling Wells)

10.  DEBTORS

     10.1 No part of the amounts shown in the books or accounts of the members of the Target Group in respect of debtors is represented by debts which are more than three months old or by debts arising otherwise than in the ordinary course of the members of the Target Group's business and so far as the Warrantors are aware there are no circumstances which indicate that any of the debts owing to the members of the Target Group at the date hereof may prove to be irrecoverable.

     10.2 No single debtor, taken together with any Connected Person of that debtor, owes any of the members of the Target Group an amount or amounts in aggregate greater than 10% of the total of all debts owing to any of the members of the Target Group.

11.  BANKING AND FINANCE

     11.1 The members of the Target Group have no bank, building society or other similar accounts other than those specified in the DISCLOSURE LETTER and true and accurate details of those accounts of the UK Companies at close of business on the last banking day preceding the date hereof are set out in the DISCLOSURE LETTER; the Non-UK Companies have no facilities to overdraw their respective bank accounts.

     11.2 Neither any of the members of the Target Group nor any other person has given or undertaken to give any security or guarantee for any liability of any of the members of the Target Group other than (a) guarantees under contracts with customers given in the ordinary and usual course of trading by the Target in support of other members of the Target Group and (b) cross corporate guarantees given to Bank of Scotland.

     11.3 The members of the Target Group are not responsible for the indebtedness of any other person (not being a member of the Target Group), and in particular but without prejudice to the generality of the foregoing are not parties to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation to pay, purchase or provide funds for the payment of any indebtedness of any other person (not being a member of the Target Group).

12.  INSURANCE

     12.1 Particulars of all insurances maintained by any of the members of the Target Group are attached to the DISCLOSURE LETTER, and all premiums on all policies of insurance have been duly and punctually paid.

     12.2 No claims are outstanding under any of the members of the Target Group's insurances and so far as the Warrantors are aware, no circumstances have arisen which may give rise to any claim under the members of the Target Group's insurances.

     12.3 The members of the Target Group have not failed to disclose any material fact to any of their insurers or done or omitted to do any act or thing which may entitle the members of the Target Group's insurers to avoid liability under any of the members of the Target Group's policies of insurance or which may render any of them void or voidable.

     12.4 All the assets of the members of the Target Group of an insurable nature are and have at all material times been insured with reputable insurers in amounts representing their full replacement or reinstatement value against all risks normally insured against by prudent persons carrying on a similar business to that carried on by the members of the Target Group.

     12.5 The members of the Target Group are and have in all material times been adequately insured against accident, damage, third party loss and (with the exception of loss of profits) other risks normally insured against by prudent persons carrying on similar businesses to that carried on by the members of the Target Group.

     12.6 Details of the claims record of the Target Group for the last 3 years are attached to the DISCLOSURE LETTER.

13.  EMPLOYEES

     13.1 Save as set out in the DISCLOSURE LETTER the members of the Target Group are not parties to any written service agreements with any of their directors nor to any consultancy agreements or management services agreements or arrangements with any person nor to any contract for services to be provided to any of the members of the Target Group.

     13.2 There are no contracts of service with employees (whether or not in writing) which cannot be terminated by the members of the Target Group by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or any payment under or pursuant to their contracts of service and the members of the Target Group have not given or received notice of resignation from any employees earning a salary in excess of (pound)50,000 per annum.

     13.3 The schedule of employees annexed to the DISCLOSURE LETTER contains accurate and complete particulars of each employee's name, job description, current remuneration, age, sex, date of commencement of continuous employment (for the purposes of the Employment Rights Act
           1996) and pension scheme membership and save as set out in the Disclosure Letter:-

           (a) there are no other employees of the Target Group Companies;

           (b) there are no terms and conditions of employment for any employee other than the members of the Target Group's written standard terms and conditions of employment as annexed to the DISCLOSURE LETTER;

           (c) no employee receives or is entitled (contingently or otherwise) to receive any bonus or commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than monetary wages or salary at a fixed rate or any participation rights in any equity of any member of the Target

               Group;

           (d) no employee is a member of any trades union or staff association;

     13.4 The members of the Target Group have not offered or agreed to increase the remuneration or benefits of or to alter any of the terms and conditions of employment of any employee.

     13.5 No employee earning a salary in excess of (pound)50,000 per annum has given notice of termination of his contract of employment or is under notice of termination or dismissal and no arrears of salary, wages, holiday pay or any other liability of any kind (including, without limitation, redundancy payments or compensation or awards under any employment legislation or regulation or for wrongful or unfair dismissal) in respect of any employee or former employee are outstanding or remain to be discharged.

     13.6 There are no outstanding disputes, claims or legal proceedings between any members of the Target Group and any of the employees or former employees of the members of the Target Group, no such dispute is pending or threatened and there are no circumstances which may give rise to any such dispute, claim or proceedings.

     13.7 The members of the Target Group are not involved in any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees, and there are no circumstances likely to give rise to any such dispute.

     13.8 There is not outstanding any offer of a contract of employment, consultancy or other contract of services from a member of the Target Group to any person for a remuneration (excluding benefits) in excess of (pound)50,000 per annum.

14.  CONTRACTS AND ARRANGEMENTS

     14.1 The members of the Target Group are not parties to or bound by any contracts or obligations, practices, arrangements or agreements (hereinafter collectively referred to as arrangements) outside the ordinary course of business.

     14.2 No event or omission has occurred or been permitted to arise (nor will Completion constitute such an event) which would entitle any third party to terminate prematurely any contract to which any of the members of the Target Group are parties or call in any money or enforce any obligation before the date on which payment or performance would normally be due.

     14.3 The members of the Target Group have not entered into any arrangements or agreements with any customer on terms materially different to their standard terms of business as attached to the DISCLOSURE LETTER.

     14.4 The members of the Target Group have complete and accurate records in all respects of the terms of all material contracts to which they are parties or by which they are bound.

     14.5 The terms of all contracts of the members of the Target Group have been complied with by the members of the Target Group in all material respects and so far as the Warrantors are aware there are no circumstances likely to give rise to a default by the members of the Target Group or by the other parties under any such contract.

     14.6 There are no outstanding claims in an amount in excess of (pound)50,000 in aggregate for all claims against any of the members of the Target Group on the part of customers or other parties in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by any of the members of the Target Group and so far as the Warrantors are aware no such claims have been threatened or are anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by any of the members of the Target Group which might give rise to the same.

     14.7 The members of the Target Group have no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which any of the members of the Target Group is a party and have received no written notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

     14.8 No members of the Target Group are parties to nor bound by any arrangements of a long term nature being those which cannot be terminated by the relevant member of the Target Group on three months notice or less.

     14.9 No members of the Target Group are party to any arrangements for the purchase by a member of the Target Group of any fixed assets which arrangements remain outstanding as at the Completion Date.

     14.10 There are no arrangements between a member of the Target Group and any of the Vendors or any Connected Person of any of the Vendors.

15.  COMPETITION AND FAIR TRADING

     15.1 None of the acts, omissions, practices, agreements or arrangements of any Group Company:-

           (a) has infringed or infringes in any material respect any law, legislation or regulation (civil or criminal) relating to competition, restrictive trade practices, anti-trust, monopolies, merger control, fair trading or restraint of trade in any part of the world ("Competition Law") or may result in action being taken by any supra-national, governmental or quasi-governmental body or court;

           (b) has been or should be or should have been registered with or notified to any supra-national, governmental or quasi-governmental body or court under Competition Law or liable to result in action by any supra-national, governmental or quasi-governmental body or court as a result of failure to register or notify;

           (c) is or has been the subject of any investigation, inquiry, proceedings, report or reference under Competition Law and there are no facts known to the Warrantor which are likely to give rise to any of the foregoing;

           (d) is void or unenforceable in whole or in any material respect by reason of Competition Law.

     15.2 There is no undertaking or assurance given to any body or court which is binding on Group Company relating to any of the matters listed in paragraph (a) of the preceding warranty nor has such undertaking or assurance been requested and Group Company has not breached and is not in breach of any such undertaking or assurance.

     15.3 There is no act, notice, decision or order of any body or court which is binding on Group Company (other than public general legislation) relating to Competition Law and Group Company has not breached in any material respect and is not in any material respect in breach of any such act, notice, decision or order.

     15.4 The entering into and implementation of this Agreement is not a breach by any Group Company of or in relation to any Group Company prohibited by or as far as the Warrantor is aware (but without any enquiry) likely to result in action by any body or court against any Group Company in relation to Competition Law.

16.  GRANTS

     No grants, subsidies and allowances have been applied for or received by any of the members of the Target Group from the European Communities or any governmental, quasi-governmental or other body (save for any of which full particulars are disclosed in the DISCLOSURE LETTER) and there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of completion of this Agreement or otherwise.

17.  INSIDER MATTERS

     17.1 There is no contract, arrangement or understanding to which any of the members of the Target Group is a party or by which it is bound which is not on normal commercial terms.

     17.2 The financial position of the members of the Target Group and their results as appearing from the Accounts or the Management Accounts were not affected by any transaction, contract or arrangement not on normal commercial terms.

     17.3 Neither the Warrantors nor any Connected Persons of the Warrantors, either individually or collectively, or with any other person or persons, have any estate, right or interest, directly or indirectly, in any business which is or is likely to be or become competitive with the business of any of the members of the Target Group or any part thereof as carried on at the Completion Date.

18.  LICENCES AND CONSENTS

     No licences, consents, permissions or approvals from any governmental or quasi-governmental bodies or courts other than those which are disclosed in the DISCLOSURE LETTER are held or are required to hold the assets of the members of the Target Group or for the proper and effective carrying on of their businesses and all reports, returns and information required by law or as a condition of any licence, consent, permission or approval have been given or made to the appropriate person or authority and all appropriate fees paid and there is no circumstance known to the Warrantors (whether arising from the acquisition of the Sale Shares by the Purchaser or otherwise) which indicates that any licence, consent, permission or approval is likely to be suspended, cancelled or revoked or not renewed on expiry.

19.  LEGAL REQUIREMENTS

     19.1 The members of the Target Group have at all times performed and observed all material requirements of all applicable laws, statutes, statutory instruments, regulations, orders, contracts, agreements, licences or obligations of whatsoever nature which affect any of the members of the Target Group or the operation of any of the members of the Target Group's business.

     19.2 So far as the Warrantor is aware no member of the Target Group nor any Employee or former employee or any officer or former officer of any member of the Target Group has made or received any sensitive payment.

           For the purposes of this Warranty the expression "sensitive payment" shall include (i) receipts from, or payment to, central or local government officials or employees or (ii) commercial bribes or (iii) amounts received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction either directly or through a third party, or (iv) political contributions.

20.  LITIGATION AND DEFAULTS

     The members of the Target Group are not subject to any outstanding judgements, orders or decrees of any court or any undertaking to any court, judicial authority or supra-national, governmental or quasi-governmental body or any outstanding arbitration award; no injunction or interdict has been granted against any of the members of the Target Group; there are no civil, criminal or arbitration proceedings in progress or pending against any of the members of the Target Group or against any person for whose acts or defaults the members of the Target Group is or may be vicariously liable and there are no facts known to the Warrantors likely to give rise to any such proceedings.

21.  INSOLVENCY

     21.1 No order has been made or petition presented or resolution passed for the winding-up or administration of any of the members of the Target Group, nor are there any grounds on which any person would be entitled to have any of the members of the Target Group wound up or placed in administration, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of any of the members of the Target Group to consider a resolution to wind up any member of the Target Group or any other resolutions, nor has any step been taken in relation to any of the members of the Target Group under the law relating to insolvency or the relief of debtors in any part of the world.

     21.2 No diligence, distress, execution or other process has been used or levied on any asset owned or used by any of the members of the Target Group, nor (so far as the Warrantors are aware) has any person threatened any such diligence, distress, execution or other process.

     21.3 No person has appointed or (so far as the Warrantors are aware) threatened to appoint or become entitled to appoint an administrative or other receiver of any of the members of the Target Group's business or assets or any part of them.

     21.4 The members of the Target Group are not apparently insolvent and have not ceased trading or stopped payment to their creditors and there are no grounds on which any of the members of the Target Group could be found to be unable to pay its debts for the purposes of section 123 of the Insolvency Act 1986.

22.  CUSTOMERS AND SUPPLIERS

     22.1 No substantial customer, sub contractor or supplier of any of the members of the Target Group has in the two years ended on the date of this Agreement ceased or indicated an intention to cease trading or dealing with, utilising the services of or supplying any of the members of the Target Group and there are no facts known to the Warrantors which are likely to make any such loss imminent nor is any substantial customer, sub contractor or supplier expected to make any substantial reduction in trading or dealing with, utilising the services of or making supplies to any of the members of the Target Group after the date of this Agreement (for which purposes a customer shall be deemed substantial if in any year in the three years ended on the Accounts Date it has purchased ten per cent or more in value of the services provided by the Target Group in that year or bought five per cent or more in value of the goods supplied by the Target Group in that year and a supplier shall be deemed substantial if in any year in the two financial years ended on the Accounts Date it has supplied ten per cent or more of the goods or services purchased by the Target Group in that year).

     22.2 There is included in the Disclosure Letter a list of the ten largest customers of the Target Group showing the turnover attributable to such customers during the twelve month period ending on the Management Accounts Date.

                          PART 5C - PENSION WARRANTIES
1.   PENSIONS

     Apart from the Pension Schemes, the Personal Pension Contributions and the Life Scheme, the Target Group does not contribute to or participate in and is not in any way responsible for any retirement benefits, pension or life assurance scheme or arrangement within the meaning of s612 of the 1988 Act, fund or personal pension scheme whether in the United Kingdom or overseas relating to any of its present or past directors or Employees and save as aforesaid no Target Group Company is under any legal or ex gratia obligation to provide a retirement, death or disability, accident or sickness pension or payments to or in respect of any such director or Employee or person claiming through them. No proposal has been announced or implied to establish or contribute to any other such scheme or fund.

2.   DISCLOSURE OF INFORMATION

     2.1 All relevant particulars of the Pension Schemes and the Life Scheme have been disclosed, including without prejudice to the generality of the foregoing:-

           2.1.1 all trust documentation or insurance policy documentation, all booklets and announcements made to members, endorsements and details of insurance premiums, and a complete list of the assets of the Pension Schemes;

           2.1.2 full membership data including details of eligibility criteria for membership;

           2.1.3 the record of contributions paid over the previous year detailing rates of contribution by the Target Group and Employees;

     2.2 all of this information which has been made available to the Purchaser or its advisers is true in all material respects and accurately describes benefits provided and the costs of such benefits to the Target Group.

3.   ESTABLISHMENT

     3.1 The Pension Schemes and the Life Scheme are established under irrevocable trust and comply and have at all times complied with all applicable primary and secondary legislation relative to occupational and personal pension schemes including the 1993 Act, the 1995 Act and the Financial Services Act 1986.

     3.2 The Life Scheme and the Wellserv Schemes are exempt approved schemes under Chapter I of Part XIV of the 1998 Act for the purposes of the PSO and there is no reason why such approval should be withdrawn. The Group Personal Pension Plan is approved under Chapter IV of Part XIV of the 1988 Act.

     3.3 A PSO letter of approval of the Pension Schemes is held by the trustees of the Pension Schemes and no event or transaction has taken place in relation to the Pension Schemes whose validity is dependent on the approval of the PSO without that approval having been obtained.

     3.4 None of the Pension Schemes is contracted out of the state earnings related pension scheme although members of the Group Personal Pension Plan may elect to contract out on an individual basis.

     3.5 The Wellserv Scheme is closed and the costs of administration and winding up of this scheme are either paid from the assets of the scheme or are fully provided for in the Target Group's accounts. No Target Company has any outstanding, pending or future liability or commitment to make contributions or payments for expenses or costs relating to the Wellserv Scheme.


4.   FINANCE AND INVESTMENT

     4.1 The trustees of the Occupational Schemes have legal title to and physical possession of or control over all of the assets of the Occupational Schemes. There are no encumbrances over any of the assets of the Occupational Schemes.

     4.2 All employer and Employee contributions and premiums due at the date of this Agreement to the trustees of the Pension Schemes or any insurance company have been deducted and paid to the trustees (or insurance company, if applicable) within the prescribed period under the 1995 Act and in accordance with the schedule of contributions or payment schedule.

     4.3 There are no loans in existence from the Occupational Schemes to any Target Group Company or to any Member or beneficiaries of the Occupational Schemes or to any third party and as at the date of this Agreement none of the assets of the Occupational Schemes is an employer related investment within the meaning of section 40 of the 1995 Act.

     4.4 Apart from lump sum benefits on death in service, benefits quantified by reference to a level of pay are not and have never been provided by or promised through the Pension Schemes.

     4.5 Each participating employer of the Pension Schemes and the Life Scheme has been party to a valid Deed of Adherence which has at all times been complied with in all material respects and its participation in the Pension Schemes and the Life Scheme has been approved by the PSO.

5.   EXERCISE OF DISCRETION

     5.1 Apart from as disclosed none of the Target Group, the Warrantor or the Pension Schemes' or Life Scheme's trustees have given undertakings or assurances to the Members beneficiaries under the Pension Schemes or Life Scheme or Employees as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits or as to the announcement of any benefit on the happening of a given set of circumstances.

     5.2 No discretion has been exercised under the Pension Schemes or Life Scheme to provide a benefit which would not otherwise already be provided for under the Pension Schemes or Life Scheme, to waive any standard eligibility conditions, to augment or provide new benefits or to refuse admission to an

           Employee or director who would otherwise be eligible to join the Pension Schemes or Life Scheme or to alter the payment of expenses or contributions by any Target Group Company.

     5.3 Neither employees of the Target Group who have been made redundant nor officers of the Target Group who have been removed from office are, or have been, routinely treated more favourably under the Pension Schemes than other members.

6.   DEATH BENEFITS

     6.1 Any benefits payable on the death of a Member whilst in employment (other than a return of Member's own contributions) or during a period of sickness or disability are fully insured, all premiums due to the insurance company have been paid and each Member or other beneficiary has been covered for such benefits by an insurance company of repute at normal rates and on normal terms for persons in good health. So far as the Warrantor is aware, having made enquiry of the trustees or administrators of the Pension or Life Schemes, nothing has been done or left undone which might entitle the insurance company to avoid or limit its liability under any contract covering these benefits. The Warrantor has given the Purchaser full details of the current premiums for this insurance, and copies of the insurance contracts.

7.   DISCRIMINATION

     7.1 The Pension Schemes and the Life Scheme do not and have never been operated in such a way as to directly or indirectly discriminate between:-


           7.1.1 male and female Employees as regards eligibility, the rates of contribution and the amounts of any benefits provided or the dates on or from which the benefits are to be or may be provided in any way which is contrary to Article 141 of the Treaty of Rome or any corresponding domestic legislation;

           7.1.2 all other Employees in any other unlawful discriminatory manner as regards eligibility, rates of contributions and the amounts of any benefits provided or the dates on or from which the benefits are to be or may be provided.

8.   EXTERNAL ADVISERS

     8.1 All consulting, actuarial, trusteeship and other fees, charges and expenses of whatever nature with respect to the Pension Schemes and Life Scheme have been paid and no services have been rendered for which an account or invoice has not been delivered to and paid by the Target Group. All costs, charges and expenses are met from the assets of the Pension Schemes and Life Scheme.

9.   DISPUTES

     9.1 Apart from routine benefit claims, there are no pending claims for incapacity or ill health pensions and there are no current disputes concerning such benefits, no disputes relating to access or benefits provided by the Pension Schemes or Life Scheme and no complaints under the trustees' internal dispute resolution procedure, arbitrations, claims to OPAS, pensions ombudsman complaints, complaints to OPRA, or claims or litigation in progress, pending or threatened by any of the Members, beneficiaries of the Pension Schemes or Life Scheme or Employees and there are no facts or circumstances likely to give rise to any such proceedings.

                 PART 5D - PROPERTY AND ENVIRONMENTAL WARRANTIES

1.   THE UK PROPERTIES

     In relation to the UK Properties:-

     1.1 The UK Properties comprise all land and buildings situated in the United Kingdom occupied or used by Target Group or in which any member of Target Group has an interest.

     1.2 Target Group is in sole occupation of the UK Properties and it has not granted any lease, licence, concession or any other arrangement whereby a third party has been given or is entitled to occupation of the UK Properties.

     1.3 The UK Properties are held free of all fixed or floating charges or other securities and there are no options, rights to acquire or rights of pre-emption affecting the UK Properties which are binding on Target Group. Target Group has not agreed to dispose of any of the UK Properties or any part or parts of any of them or interest therein and has not agreed to acquire any other land or buildings or any interest (including as tenant or licensee), or right in any other land situated in the United Kingdom.

     1.4 Target Group has, throughout the period of its ownership or tenancy of the UK Properties, had vacant and undisputed possession or occupation of the UK Properties and there are no circumstances of which the Warrantors are aware which would entitle a superior, landlord or other person to validly exercise any right of irritancy or forfeiture or which would otherwise restrict or terminate the continuing vacant and undisputed possession or occupation of the UK Properties by Target Group.

     1.5 Save in respect of the UK Leasehold Properties no member of Target Group has any continuing or outstanding liability (actual or contingent) in respect of any lease or licence of any land and/or buildings in the United Kingdom whether as tenant, guarantor or surety.

     1.6 There are no outgoings payable in respect of the UK Properties other than the usual local authority rates or equivalent local taxes, payments due under title deeds and water, drainage and other utility charges (and in respect of the UK Leasehold Properties rent, insurance premiums and service charge) all of which have been paid to date.

     1.7 There are no outstanding or threatened actions, disputes, claims or demands between Target Group and any third party affecting the UK Properties .

     1.8 None of the UK Properties is in an area designated or proposed to be designated:-

           (a)   as a conservation area;

           (b)   as a site of special scientific interest;

           (c)   as a site of outstanding natural beauty; or

           (d)   as an environmentally sensitive area.

           So far as the Warrantors are aware, but without having made any enquiry, there are no pending designations or applications in relation to any of the above matters in respect of the UK Properties. None of the buildings or structures on the UK Properties has been listed as being of special historic or architectural interest.

     1.9 There is no outstanding stop notice, enforcement notice, notice to treat, notice of entry, notice for compulsory acquisition or other statutory notice in respect of any of the UK Properties or the business carried on therefrom and so far as the Warrantors are aware no such notices have been threatened or are pending.

     1.10 All statutes, orders and regulations affecting the UK Properties and in relation to the use of or the employment of persons or the use of any fixtures, machinery or moveables in the UK Properties have been observed in all material respects and so far as the Warrantors are aware there are no outstanding requirements of any competent authority in relation to such statutes, orders or regulations.

     1.11 Each of the UK Properties has direct access to and egress from (both pedestrian and vehicular) a public road. The sewers and water supplies serving the UK Properties are maintained by the local authority, and the UK Properties are supplied with electricity by statutory undertakers and in so far as the Warrantors are aware, but without making any enquiry, all necessary rights exist to lead services from the UK Properties to the public supply.

     1.12 No person has any legal right to enter upon any of the UK Properties save only as such rights are reserved to the landlords of the UK Leasehold Properties or as such rights are reserved under statutory authority or the common law.

     1.13 There are no disputes with any adjoining or neighbouring owners or occupiers with respect to boundary walls and fences or with respect to servitudes, easements, rights or means of access to or from any of the UK Properties.

     1.14 There are no unexpired defects liability periods under any building contracts relating to any of the UK Properties and there are no outstanding or contemplated actions, proceedings, costs, claims, damages or losses arising under any such building contracts or any professional appointments, warranties or guarantees relating to any development of any UK Properties in which Target Group has an interest.

     1.15 The particulars of the UK Properties as detailed in Parts 7A and 7B of the Schedule are accurate in all material respects.

2.   THE UK LEASEHOLD PROPERTIES

     In relation to the UK Leasehold Properties:-

     2.1   No application for landlords' consent or approval is outstanding.

     2.2 No rent review under the UK Lease Documentation has been agreed or determined otherwise than on the basis of open market value. No rent reviews are outstanding.

     2.3 So far as required under the UK Lease Documentation landlords' consent has been granted in respect of any material alteration, improvement or extension of the UK Leasehold Properties.

     2.4 Target Group has complied with all obligations and covenants of the tenants under the UK Lease Documentation in all material respects and neither Target Group or the Warrantors are aware of any outstanding material breach of any obligations or covenants of the landlords under the Lease Documentation. There is no current dispute between the landlords and the tenants in respect of any of the UK Leasehold Properties.

     2.5 The UK Lease Documentation comprises all of the documentation affecting or relating, to any material extent, to the tenants' interest in the UK Leasehold Properties.

     2.6 To the best of the warrantor's knowledge and belief the respective landlords of the UK Leasehold Properties had the power and authority to enter into the UK Lease Documentation. Target Group has not granted or entered into any assignation or surrender in respect of the UK Leasehold Properties.

     2.7 None of the leases of the UK Leasehold Properties contain change of control provisions that would be triggered by Completion.

3.   TITLE (UK PROPERTIES)

     3.1 Target Group has a valid title to each of the UK Properties whether as heritable/freehold proprietor or as tenant.

     3.2 There are no title conditions or burdens which are unduly onerous, and without limitation there are no title conditions or burdens which prohibit the present use of the UK Properties. All title conditions and burdens affecting the UK Properties have in all material respects been implemented or if of a continuing nature been complied with to date and there is no outstanding allegation of a breach or non-observance of any title condition.

     3.3 No deeds which are capable of being recorded in the Register of Sasines or given effect in the Land Register of Scotland or HM Land Registry and no fixed or floating charge, debenture or other security document in respect of or affecting the UK Properties have been granted by Target Group.

     3.4 There are no overriding interests as defined in the Land Registration (Scotland) Act 1979 or the Land Registration Act 1925 adversely affecting any of the UK Properties.

     3.5 All title deeds, or copies thereof, and documents necessary to prove the title of Target Group to the UK Properties are in the possession of Target Group.

     3.6   The UK Properties are not held on trust for any other party.

4.   PLANNING LEGISLATION AND BUILDING CONTROL (UK PROPERTIES)

     4.1 The existing use of the UK Properties is the permitted use under the Town and Country Planning legislation of the relevant jurisdiction and any regulations, orders, consents or permissions made or given thereunder. There are no planning conditions which restrict or affect the permitted use of the UK Properties or which are unduly onerous, personal or unusual or which limit the period of validity of any planning permission.

     4.2 All "development" as defined in the Town and Country Planning legislation of the relevant jurisdiction carried out on the UK Properties has been in accordance with the Town and Country Planning legislation in question and any regulations, orders, consents or permissions made or given thereunder and there are no material conditions in relation to such development which have still to be implemented.

     4.3 There is no outstanding monetary claim or liability, contingent or otherwise in respect of any of the UK Properties under the Town and Country Planning legislation of the relevant jurisdiction or otherwise, and the Warrantors confirm that to the best of their knowledge, there is no likelihood of any of the same arising.

     4.4 No planning permission in respect of any of the UK Properties has been revoked and there is no application for planning permission awaiting determination. No planning decision or deemed refusal is subject to appeal.

     4.5   There is no agreement affecting any of the UK Properties under
           Section 75 of the Town and Country Planning (Scotland) Act 1997 or under any legislation of similar nature in any jurisdiction nor any agreement to create the same.

     4.6 All buildings and works on or comprising part of the UK Properties have been erected or carried out in accordance with the Building (Scotland) Acts or where applicable in accordance with equivalent legislation of the relevant jurisdiction and all necessary statutory consents have been obtained, and Completion Certificates or equivalent certification of the relevant jurisdiction have been issued by the local authority in relation to all such buildings and works.

5.   MINERALS (UK PROPERTIES)

     None of the UK Properties has been affected by any mineral workings and the Warrantors are not aware of any proposals to carry out mineral workings on or adjacent to the UK Properties.

6.   CONDITION OF PROPERTIES (UK PROPERTIES)

     6.1 There are no outstanding liabilities in respect of the maintenance, repair, rebuilding or renewal of the Properties or any property common to the UK Properties and other properties, nor are any such works proposed by or in the contemplation of Target Group.

     6.2 Neither the Warrantors nor Target Group has received any adverse surveyor's, engineer's or other professional's report in respect of the UK Properties and the central heating system, lifts, sprinkler systems, fire or burglar alarm systems, telephone system, gas, electricity and other services and associated apparatus and other mechanical or electrical apparatus within the UK Properties.

     6.3 So far as the Warrantors are aware there has been no treatment of woodworm or other infestation, dry rot, wet rot or rising damp carried out to the UK Properties and there are no agreements, certificates, guarantees, warranties or insurance policies relating to any construction, repair, replacement, treatment.

7.   FIRE REGULATIONS (UK PROPERTIES)

     The UK Properties comply with the relevant fire precautions legislation in all material respects and any Fire Certificates (or equivalent certification in the relevant jurisdiction) necessary for the occupation of the UK Properties have been obtained and complied with in all material respects. No Fire Certificate (or equivalent certification in the relevant jurisdiction) contains any unusual conditions. There are no outstanding requirements (formal or informal) at the instance of the relevant fire authority.

8.   INSURANCE (UK PROPERTIES)

     8.1 All buildings and other structures on the UK Properties are insured for the full reinstatement cost thereof against fire and other normal commercial risks. Target Group has never been refused such insurance for the UK Properties.

     8.2 There are no special or unusual terms or restrictions contained in any insurance policy relating to any of the UK Properties and the premiums payable thereunder are not in excess of the normal rates payable for comparable property in the area in question and in which there is carried on a business similar to that carried on from the UK Properties.

9.   THE NON-UK PROPERTIES

     9.1 The Non-UK Properties comprise all land and buildings situated outwith the United Kingdom occupied or used by Target Group or in which any member of Target Group has an interest.

     9.2 Target Group is in sole occupation of the Non-UK Properties and it has not granted any lease, licence, concession or any other arrangement whereby a third party has been given or is entitled to occupation of the Non-UK Properties.

     9.3 The Non-UK Properties are held free of al fixed or floating charges or other securities and there are no options, rights to acquire or rights of pre-emption affecting the Non-UK Properties which are binding on Target Group. Target Group has not agreed to dispose of any of the Non-UK Properties or any part or parts of any of them or interest therein has not agreed to acquire any other land or buildings or any interest (including as tenant or licensee) or right in any other land situated outwith the United Kingdom.

     9.4 Target Group has, throughout the period of its ownership or tenancy of the Non-UK Properties, had vacant and undisputed possession or occupation of the Non-UK Properties and there are no circumstances of which the Warrantors are aware which would entitle a landlord or other person to exercise any right to restrict or terminate the continuing vacant and undisputed possession or occupation of the Non-UK Properties by Target Group.

     9.5 Save in respect of the Non-UK Leasehold Properties no member of Target Group has any continuing or outstanding liability (actual or contingent) in respect of any lease or licence of any land and/or buildings outwith the United Kingdom whether as tenant, guarantor or surety.

     9.6 There are no outgoings payable in respect of the Non-UK Properties other than the usual local taxes, payments due under title deeds and water, drainage and other utility charges (and in respect of the Non-UK Leasehold Properties rent, insurance premiums and service charge) all of which have been paid to date.

     9.7 There are no outstanding or threatened actions, disputes, claims or demands between Target Group and any third party affecting the Non-UK Properties or any neighbouring property

     9.8 No person has any legal right to enter any of the Non-UK Properties save only as such rights are reserved to the landlords of the Non-UK Leasehold Properties or as such rights are reserved under statutory authority or the common law.

     9.9 There are no disputes with any adjoining or neighbouring owners or occupiers with respect to boundary walls and fences or with respect to servitudes, easements, rights or means of access to or from any of the Non-UK Properties.

     9.10 The particulars of the Non-UK Properties as detailed in Part 7C of the Schedule are accurate in all material respects.

10   THE NON-UK LEASEHOLD PROPERTIES

     In relation to the Non-UK Leasehold Properties:-

     10.1  No application for landlords' consent or approval is outstanding.

     10.2 No rent review under the Non-UK Leasehold Documentation has been agreed or determined otherwise than on the basis of open market value. No rent reviews are outstanding.

     10.3 So far as required under the Non-UK Leasehold Documentation landlords' consent has been granted in respect of any material alteration, improvement or extension of the Non-UK Leasehold Properties.

     10.4 Target Group has complied with all material obligations and covenants of the tenants under the Non-UK Leasehold Documentation in all material respects and neither Target Group nor the Warrantors are aware of any material breach of any obligations or covenants of the landlords under the Non-UK Leasehold Documentation. There is no current dispute between the landlords and the tenants in respect of any of the Non-UK Leasehold Properties.

     10.5 Target Group has not granted or entered into any contract to grant any assignation or surrender in respect of the Non-UK Leasehold Properties.

     10.6 The Non-UK Lease Documentation comprises all the documentation effecting or relating, to any material extent, to the tenant's interest in the Non-UK Leasehold Properties.

     10.7 None of the leases of the Non-UK Leasehold Properties contains a change of control provision that would be triggered by Completion.

11.  TITLE TO NON-UK PROPERTIES

     11.1 Target Group has a valid title to each of the Non UK-Properties whether as proprietor or as tenant.

     11.2 All documents of title and leases, or copies thereof, necessary to prove the title of Target Group to the Non-UK Properties are in the possession of Target Group.

     11.3  The Non-UK Properties are not held in trust for any other party.

12.  ENVIRONMENTAL MATTERS

     12.1 The business and operation of Target Group does not breach any applicable Environmental Law and/or any condition of or arising out of the giving of any applicable Environmental Licence in effect as of the date of this warranty and no Event has occurred which, with notice or the passage of time or both, does or is likely to constitute a breach of any such Environmental Law or Environmental Licence.

     12.2 No Hazardous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, spilled, burned or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by Target Group) in circumstances where this might result in a liability on Target Group.

     12.3 Neither Target Group nor the Warrantors have received any notice advising them, or other information indicating that any of the Properties or the activities of Target Group or any of its respective predecessors is in breach of any applicable Environmental Law or any applicable Environmental Licence or that Target Group is responsible (or potentially responsible) for the clearance, treatment or disposal of any Hazardous Substances at, on, or beneath the Properties or at, on, or beneath any land adjacent thereto and there are no circumstances which may lead to the service of any such notice.

     12.4 None of the Properties has or will fall to be designated as contaminated land or a special site under Part IIA of the Environmental Protection Act 1990 or has or will be subject to an equivalent designation under any applicable

           Environmental Law and neither the Target Group nor the Warrantors have received notice of any such designation.

     12.5 Neither Target Group nor the Warrantors have not received any notice or complaint from any person relating to the Properties or their ownership or occupation or the conduct of the business of Target Group in relation to waste noise, vibration, smell, fumes, smoke, soot, ash, dust, grit, pollution, chemicals, leachate, groundwater or any noxious, radioactive, inflammable, explosive, dangerous or offensive gases or substances and there are no circumstances which may lead to any such notice or complaint.

     12.6 No prosecutions have been brought under any Environmental Law with regard to the Properties or the use of the Properties.

     12.7 No offences have been committed on or in connection with the Properties or the use of the Properties under any Environmental Law.

     12.8 No works have been carried out on the Properties under any Environmental Law by any statutory authority in respect of which such authority is entitled to recover costs for Target Group.

     12.9  None of the Properties is:-

           12.9.1 within 250 metres of a landfill site;

           12.9.2 within an area regarded as a hazard area requiring the approval of the Health and Safety Executive of any development proposal thereon; or

           12.9.3 within a litter control area.

                   PART 5E - INTELLECTUAL PROPERTY WARRANTIES
1.   GENERAL

     1.    The Target Group is the owner, or the lawful licensee of:

           1.1.1 all IPR that is used by the Target Group in the Business, or necessary to lawfully conduct, the Business in the manner and to the extent that the Business is carried on immediately prior to Completion; and

           1.1.2 all IPR that is necessary for the Target Group to supply the products (including software products) and provide the services which the Business offers to supply or provide, immediately prior to Completion.

2.   REGISTERED IPR

     2.1 All the IPR which the Target Group owns and which is registered or is the subject of an application for registration anywhere in the world is listed in Part 8 of the Schedule. The details shown in the said
           Part 8 of the Schedule, including the registered proprietor's/applicant's name, are true, complete and accurate.

     2.2 The Warrantors are not aware of any reason why the said applications to register IPR listed in Part 8 of the Schedule should not proceed to a valid grant.

     2.3 All fees payable for applications for registered IPR listed in Part 8 of the Schedule which are due and payable up to the Completion Date have been paid in full.

     2.4 There are no facts or circumstances known to the Warrantors which could form the basis of a claim that any part of the registered IPR owned by the Target Group should be revoked, invalidated or rendered unenforceable.

3.   COMPANY INTELLECTUAL PROPERTY

     All of the Target Group Intellectual Property is owned by the Target Group free and clear of all pledges, securities, interests, mortgages, charges, liens and other encumbrances.

4.   INFRINGEMENT/CHALLENGE

     4.1 No Target Group Company has received any notification or is aware that the carrying on the Business and using the Target Group Intellectual Property in the Business in the manner carried on or used by the Target Group immediately prior to Completion infringes or breaches or misuses any third party's IPR or the moral rights of any third party or constitute a breach of confidence or unfair competition rights or passing off and, as far as the Warrantors are aware, no proceedings of any kind, in that regard have been commenced or are threatened.

     4.2 None of the Target Group Intellectual Property or the IPR licensed to it, is the subject of any current or (so far as the Warrantors are aware) threatened claim or opposition or proceedings in relation to its validity or enforceability or as to the Target Group's rights of ownership thereto (whether such claims are by employees, ex-employees or other third parties).

     4.3 So far as the Warrantors are aware, no third party is infringing, breaching, misusing or using without authorisation or threatening to infringe, misuse or use without authorisation any of the Target Group Intellectual Property or the IPR licensed to it, nor has the Target Group made a claim or raised proceedings of any kind against any third party for breach or infringement or misuse of IPR or breach of confidence or unfair competition rights or passing off.

     4.4 No member of the Target Group has made or raised or is involved in any oppositions, claims or proceedings challenging the rights of any third party to obtain registration of any IPR or the entitlement of any third party to any registered IPR or the validity or enforceability of any IPR registered in the name of a third party.

     4.5 No moral rights have been asserted nor so far as the Warrantors are aware are there any which are capable of being asserted, which could materially affect the use or value of any of the Target Group Intellectual Property.

                            PART 5F - TAX WARRANTIES

1.   RETURNS AND DISPUTES

     1.1  (a)     All returns, computations, accounts, notices, statements,
                  reports, registrations and information which have been or should have been made or given by or in respect of any Target
                  Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and correct, complete and up-to-date and are true and accurate and
                  (ii) none of them is, or so far as the Warrantors are aware, might be, the subject of any dispute with any Taxation
                  Authority or give rise to any liability to Taxation not provided for in the Accounts in respect of any accounting period ending on or before the Accounts Date.

          (b) In all corporation tax returns and computations submitted by or on behalf of any Target Group Company to the Inland Revenue in respect of any accounting period ending on or after 1 October 1994 proper adjustments have been made for all expenditure which is disallowable (including any expenditure which is disallowable by reason of section 577 of the TA
                  1988).

     1.2  (a)     There is no existing dispute between any Target Group Company and any Taxation Authority and so far as the Warrantors are aware there are no circumstances likely to give rise to any such dispute.

          (b) No assessments (whether estimated assessments or otherwise) or determinations are under discussion, or are a matter of dispute, with any Taxation Authority or are the subject of any appeal.

          (c) No Taxation Authority has at any time carried out or is at present conducting any review, audit, investigation or enquiry into the business or affairs of any Target Group Company (or any aspect thereof) and no Target Group Company has received any indication that, and the Warrantors, having made all reasonable enquiries, know of no reason why, any such review, audit or investigation or enquiry is to be or may be initiated by any Taxation Authority.

2.   CLEARANCE AND CONSENTS

     2.1 No Transaction has been effected in the seven years ending on the date of this Agreement by any Target Group Company in respect of which any consent or clearance from any Taxation Authority was required or was sought (i) without such consent or clearance having been validly obtained before the Transaction was effected and (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to the relevant consent or clearance, and
           (iii) otherwise than at a time when and in circumstances in which the relevant consent or clearance was valid and effective.

     2.2 All particulars furnished to the relevant Taxation Authority in connection with the application for any consent or clearance by or on behalf of any Target Group Company fully and accurately disclosed all facts and circumstances material to the decision of the relevant Taxation Authority.

     2.3 To the best of the Warrantors' knowledge, information and belief there are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the Taxation Authority concerned.

     2.4 All clearances and consents obtained by any Target Group Company from any Taxation Authority in respect of Transactions which were effected, together with the relevant application, are attached to the DISCLOSURE LETTER.

3.   TAXATION AGREEMENTS AND CONCESSIONS

     3.1 The amount of Taxation chargeable on each Target Group Company or for which any Target Group Company has become accountable during or for any accounting period ended on or within seven years before the Accounts Date has not depended on any concession or other formal or informal agreement or arrangement with any Taxation Authority.

     3.2 The Disclosure Letter sets out full particulars of any agreement, arrangement or election between each Target Group Company and any Taxation Authority pursuant to which any Target Group Company is authorised not to comply with what but for such agreement or arrangement would be its statutory obligations or whereby, it is assessed or accountable for Taxation other than in accordance with the strict terms of the relevant legislation or the published practice of the relevant Taxation Authority.

     3.3 No Target Group Company has taken any action which has had or will have the result of altering, prejudicing or in any way disturbing any arrangement or agreement which any Target Group Company has previously had with any Taxation Authority.

     3.4 No Target Group Company is or has at any time been a party to a special arrangement as is referred to in Inland Revenue Statement of Practice SP10/93 dated 8 October 1993.

4.   PAYMENT OF AND LIABILITIES FOR TAXATION AND PENALTIES ETC.

     4.1 Each Target Group Company has paid all Taxation which has become due and payable by it and all Taxation which it may become liable to pay has been provided for in the Accounts or in its management accounts.

     4.2   Since the Accounts Date:

           (a) no Target Group Company has been involved in any Transaction which has or could give rise to a liability to Taxation (or would have given or might give rise to such a liability but for the availability of any Relief) other than Taxation in respect of normal trading income or receipts of such Target Group Company arising from Transactions entered into by it in the ordinary course of its business;

           (b) no Target Group Company has entered into any transaction which will or may (disregarding any statutory right to make any election or claim and any allowance and any relief other than one available under Section 38 TCGA) give rise to a liability to corporation tax on chargeable gains or to any balancing charge.

     4.3 No Target Group Company has, nor has any director or officer of any Target Group Company, paid or become liable to pay, any fine, penalty or interest charged by virtue of the Taxes Management Act 1970 or the VATA or any other statutory provision, order or regulation relating to Taxation.

5.   ADEQUACY OF PROVISION FOR TAXATION

     5.1 The provision or reserve for Taxation included in the Accounts is sufficient to cover:-

           (a) all Taxation for which each Target Group Company was liable or accountable at the Accounts Date (whether or not it has or may have any right of reimbursement against any other person); and

           (b) all Taxation for which each Target Group Company may after the Accounts Date become or have become liable or accountable including, without prejudice to the generality of the foregoing, all Taxation:-

                 (i) on or in respect of or by reference to profits, gains or income earned, accrued, received or realised or deemed for Taxation purposes to have been earned, accrued, received or realised for or in any period ended on or before the Accounts Date; or

                 (ii) any Transaction effected entered into or occurring or deemed to have been effected or entered into or to have occurred on or before the Accounts Date; or

                 (iii) in respect of all distributions made and all interest or charges paid or accrued on or before the Accounts Date.

     5.2 Full disclosure has been made in the DISCLOSURE LETTER of any difference between the accounting and Taxation treatment of all items in the Accounts.

6.   TAXATION CLAIMS AND RELIEFS

     6.1 Each Target Group Company has submitted all claims, elections and disclaimers that have been assumed to have been made or will be made for the purposes of preparing the Accounts.

     6.2   (a)  During the period commencing three years before the date of this
                Agreement and ending on Completion:

                 (i) there has been and will be no discontinuance of or major change in the nature or conduct of any trade carried on by any Target Group Company or any of its predecessors (within the meaning of section 343 TA 1988); and

                 (ii) there has been no change in the ownership of any Target
                      Group Company for the purposes of sections 245, 245A or 767A to 769 (inclusive) TA 1988.

           (b) At no time prior to Completion has the scale of activities of any trade carried on by any Target Group Company or any of it predecessors (within the meaning of section 343 TA 1988) become small or negligible within the meaning of sections 245 or 768 TA 1988.

7.   SECONDARY TAXATION LIABILITIES

     No event or Transaction has occurred or been entered into pursuant to which, and there are and will at Completion be, no circumstances in which, any Target Group Company is or may become liable to pay or make reimbursement or indemnity in respect of, or otherwise bear, any Taxation (or amounts corresponding thereto) directly or primarily chargeable against or attributable to any other person, firm or company in consequence of the failure by any other person, firm or company to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain or any Transaction effected, entered into or occurring or any circumstance occurring (in either case whether wholly or partly) prior to Completion.

8.   TAXATION RESIDENCE AND OFFSHORE INTERESTS

     Each Target Group Company has been resident for all Taxation purposes in and only in the United Kingdom at all times since its incorporation and will be so resident at Completion and has never been treated or regarded as resident in any jurisdiction other than the United Kingdom for any Taxation purpose (including any double taxation agreement or convention or any double taxation relief arrangements).

9.   CLOSE COMPANY MATTERS

     9.1 Each Target Group Company is not and has not been or treated as been at any time since 31 March 1989 a close investment holding company (as defined in Section 13A TA 1988).

     9.2 No distribution falling within Section 418 TA 1988 has been made or agreed to be made by any Target Group Company.

     9.3 No Target Group Company has entered into any transaction, or made any loan or advance or written off or released any debt, falling within Sections 419 or 422 TA 1988.

     9.4 No Target Group Company has made any covenanted payments or payments to charity falling within Section 339 TA 1988.

10.  REPAYMENT OF CAPITAL ETC. AND DISTRIBUTIONS

     10.1  No Target Group Company has :-

           (a) repaid, or agreed to repay, any of its share capital or any amount paid up on any of its share capital; or

           (b) redeemed, or agreed to redeem, or purchased or agreed to purchase any of its share capital; or

           (c) capitalised, or agreed to capitalise, in the form of debentures or redeemable shares, any profits or reserves of any class or description, or passed any resolution to do so; or

           (d) issued any share capital as paid up otherwise than by the receipt of new consideration within the meaning of Part VI TA 1988.

     10.2  There are no securities (within the meaning of section 254(1) TA
           1988) of any Target Group Company in issue any payment in respect of which falls or so far as the Warrantors are aware will fall to be treated as a distribution for the purposes of Section 209 TA 1988.

     10.3 Except as properly authorised and provided for in its audited accounts, no Target Group Company has made or been treated as having made any distribution within the meaning of Sections 209 and 210 TA 1988 during the six years ending on the Accounts Date.

     10.4 No Target Group Company has been engaged in or been a party to any of the transactions set out in Sections 213 to 218 TA 1988 nor has any Target Group Company made or received a chargeable payment as defined herein.

     10.5 Each Target Group Company has properly accounted for all advance corporation tax payable by it in respect of distributions (including interest on equity notes after 14 May 1992) and deemed distributions within the meaning of Sections 209 and 210 TA 1988.

11.  DEDUCTIBLE EXPENDITURE

     11.1 All rents, interest, annual payments, emoluments paid or payable by each Target Group Company since the Accounts Date or which any Target Group Company is under an obligation (whether conditional or otherwise) to pay in the future are, or (under the law as presently in force) will be wholly deductible in computing profits, or against profits, for Taxation purposes.

     11.2 No payment has been made or agreed to be made by any Target Group Company to or in respect of any of its directors (including, but not limited to, pension contributions) which will not be deductible in full for corporation tax purposes, either in computing income profits or in computing corporation tax payable by it.

12.  LOSSES AND RELIEF

     Nothing has been done, and no event or series of events or circumstances has occurred or will as a result of any contract, agreement or arrangement entered into before Completion occur, which might, when taken together with this Agreement being entered into or becoming unconditional or Completion or otherwise, cause or contribute to the loss, restriction, postponement or disallowance to any Target Group Company of any Relief.

13.  GROUP TAXATION

     13.1 No Target Group Company has ever been a member of a group of companies (as defined for any Taxation purpose) (other than solely with any other Target Group Company).

     13.2 No Target Group Company has made or claimed or agreed to make or claim or become liable to make or claim and will not on or before Completion make or claim or agree or arrange to make a claim or become liable to make or claim:-

           (a) any surrenders of any amount by way of group relief under Chapter IV of Part X TA 1988; or

           (b) any surrender of advance corporation tax under Section 240 TA 1988 in respect of any accounting period ending less than seven years prior to the date of this Agreement or the accounting period current at the date of this Agreement.

     13.3  No Target Group Company has:-

           13.3.1 paid any dividend without advance corporation tax or made any payment without deduction of income tax in the circumstances specified in Section 247(6) TA 1988; or

           13.3.2 given any notice pursuant to Section 247(3) TA 1988 in respect of any dividends paid or agreed to be paid by it.

     13.4  No surplus shadow ACT has been allocated to any Target Group Company.

     13.5 No Target Group Company has made an election under paragraph 11(3) SI 1999/358 (Corporation Tax (Treatment of Surplus Unrelieved ACT) Regulations).

14.  CAPITAL ALLOWANCES

     14.1 Since the Accounts Date, no act has been done or omitted to be done or omitted, agreed or permitted to be done by any Target Group Company and no Target Group Company has suffered any occurrence, as a result of which (in any such case) any balancing charge has arisen or may arise under Section 4 CAA 1990.

     14.2 No Target Group Company has made any election under Section 37 CAA 1990 in respect of any asset owned by it at the Accounts Date or acquired by it since that date.

     14.3 No balancing charge in respect of any capital allowances claimed or given would arise if all of the assets of any Target Group Company (or where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) were to be realised for a consideration equal to the book value thereof as shown in, or adopted for the purpose of, the Accounts, (or, in the case of any asset acquired since the Accounts Date for a consideration equal to the consideration given for the acquisition) except to the extent that such balancing charge is fully provided for in the Accounts.

     14.4 No asset in respect of which any Target Group Company has claimed or is or may be entitled to claim capital allowances is:-

           (a) leased to any person other than where such asset is used for a qualifying purpose by such person within s39 CCA 1990; or

           (b) a fixture in circumstances where the right of any Target Group Company to claim capital allowances is

                 (i) dependent on some other person making or consenting to the making of an election; or

                 (ii) is or may be disputed by any person or any Taxation Authority; or

           (c)   an asset to which Part XV of the VAT Regulations 1995 applies.

     14.5 No claim for any allowance under CAA 1990 in respect of any accounting period ending on or before the Accounts Date has been or will be restricted by operation of S159 CAA 1990 (time when capital expenditure is incurred).

15.  TRANSFER PRICING ETC.

     15.1 No Target Group Company owns or has agreed to acquire, any asset, nor has any Target Group Company received or agreed to receive any services or facilities (including without limitation the benefit of any loan or advance or any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.

     15.2 No Target Group Company has either disposed or agreed to dispose of any asset, nor has any Target Group Company provided or agreed to provide any services or facilities (including without limitation the benefit of any loan or advance or any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm's length basis.

16.  CORPORATION TAX ON CHARGEABLE GAINS

     16.1 The entry into or Completion of this Agreement will not result in any profit or gain being deemed to accrue to any Target Group Company for Taxation purposes.

     16.2 All chargeable assets of each Target Group Company were acquired at market value at the time of acquisition and there are no circumstances giving rise or which may give rise to liability or loss under or pursuant to Sections 17, 30, 139, 140, 176, 177 or 179 TCGA.

     16.3 If each of the assets of each Target Group Company was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, no liability to corporation tax on chargeable gains not fully provided for in the Accounts would arise; and, for the purpose of determining the liability to corporation tax on chargeable gains, there shall be disregarded any statutory right to make any election or claim and any relief and allowances available to any Target Group Company other than amounts falling to be deducted under Section 38 TCGA and allowances given under Chapter IV of Part II TCGA.

     16.4 No Target Group Company has been a party to or concerned in any Transaction as a result of which the consideration received or receivable for any disposal of an asset by any Target Group Company may be increased under Section 30 TCGA.

     16.5 No Target Group Company owns any assets acquired in circumstances such that any of the provisions of Chapter II of Part IV TCGA applied to its acquisition.

     16.6 Since the Accounts Date no Target Group Company has disposed of or acquired any asset in such circumstances that the provisions of
           Section 17 TCGA did or could apply thereto.

     16.7 No election has been made under Section 35(5) TCGA which applies to any assets of any Target Group Company nor has any Target Group Company made its first relevant disposal for the purposes of Section 35(6) TCGA.

     16.8 No claim has been made by any person in respect of the transfer of any asset by or to any Target Group Company under Sections 23, 140, 140C, 152 to 158 (inclusive), 175 or 247 TCGA which would affect the amount of any gain or allowable loss which would, but for such claim, accrue or be treated as accruing on any disposal of any asset of any Target Group Company or which has or will operate to postpone the payment of corporation tax on any such gain.

     16.9  No Target Group Company has made an election under paragraph 4
           Schedule 2 TCGA.

     16.10 No Target Group Company has either made or is entitled to make a claim under Section 24(2), Section 253 or Section 254 TCGA.

     16.11 No Target Group Company has realised a loss on the disposal or deemed disposal of an asset in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded whether pursuant to Section 18 TCGA or otherwise.

     16.12 No asset owned by any Target Group Company has at any time since its acquisition been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

     16.13 No Target Group Company has or will at Completion have distributable profits which would be chargeable profits as those terms are defined in Section 31 TCGA if the Section 30 disposal therein referred to took place on Completion.

     16.14 No Target Group Company has acquired any assets subject to a claim under Section 165 TCGA.

17.  PAYE AND NATIONAL INSURANCE

     17.1 Each Target Group Company has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems (including on notional payments and contributions on car and car fuel benefits assessed annually) and by making all returns and reports and providing all information in respect of any payments made or treated as made and any benefits provided for directors, employees or others.

     17.2 No Target Group Company has suffered any PAYE audit by the Inland Revenue or visit by the Department of Social Security within the seven years ending with the date of this Agreement or has been notified that any such audit or visit will or is expected to be made.

     17.3 There are set out in the Disclosure Letter particulars of all dispensations, notifications and/or notices received by each Target Group Company under Section 166 TA 1988.

     17.4 No Target Group Company operates any scheme approved under Section 202 TA 1988 or Chapter III of Part V TA 1988.

     17.5 None of the directors or employees of any Target Group Company are in contracted-out employment for national insurance contribution purposes.

18.  OTHER DEDUCTIONS FROM PAYMENTS

     Each Target Group Company has complied in all respects with all statutory provisions relating to Taxation and requiring the deduction or withholding of Taxation from any payment made by it, or deemed to have been made by it (in the case of interest) by having been credited to the account of any person, and has properly accounted to the relevant Taxation Authority for any such Taxation which ought to have been accounted for.

19.  ANTI-AVOIDANCE PROVISIONS

     19.1 No Target Group Company has in the seven years ending on the date of this Agreement been engaged in, or been a party to or otherwise involved in, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of Taxation or deferral of or a reduction in the liability to Taxation or account for any Taxation.

     19.2 No Target Group Company has in the seven years ending on the date of this Agreement been engaged or concerned in, or been a party to, any transaction or series of transactions or scheme or arrangement in respect of which it considered or was advised that there was a risk that any Target Group Company could be liable to Taxation or increased Taxation as a result of the principles laid down by the House of Lords in the case of Furniss -v- Dawson (55 TC 324).

20.  VALUE ADDED TAX ("VAT") AND CUSTOMS DUTIES

     20.1  Each Target Group Company:

           (i) is registered in the United Kingdom and is a taxable person for the purposes of the legislation relating to VAT and has been so registered at all times that it has been required to be registered by the relevant legislation;

           (ii) is not registered and is not required to be registered for the purposes of VAT (or any equivalent or similar tax) in any jurisdiction other than the United Kingdom;

           (iii) has at all times complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with the Commissioners of Customs and Excise and the terms of any import or export schemes to which it is subject (whether in the United Kingdom or elsewhere);

           (iv) maintains and has at all times maintained complete, materially correct and up-to-date records, invoices and other documents appropriate or required for the purposes of such legislation and has preserved such records in such form and for such periods as are required by the relevant legislation;

           (v) is not now, and will not at Completion be, in arrears with any payment or returns thereunder, or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to the operation of any penal provision;

           (vi) has not been required by the Commissioners of Customs and Excise to give security;

           (vii) has not at any time been and has not applied to be a member of a group registration made pursuant to Section 43 VATA;

           (viii) has not since the Accounts Date made or been treated as having made any exempt supplies for VAT purposes such, or of such amount, that it is unable to obtain credit for or repayment of all input tax paid or suffered by it;

           (ix) does not provide and has not since the Accounts Date provided domestic accommodation or ancillary goods or services for any directors or employees;

           (x) has not at any time since 31 March 1990 purchased in any circumstances where the purchase was or was treated as neither a supply of goods nor a supply of services pursuant to Paragraph 5 of the VAT (Special Provisions) Order 1995 or any provision in force prior to the date such Order became effective;

           (xi) has no responsibility for any other person's VAT records whether as a current or former member of a VAT group registration under Section 43 VATA or as the acquirer of any assets or any business as a going concern or otherwise.

     20.2 No Target Group Company owns the fee simple (as defined, in relation to Scotland and Northern Ireland, by Section 96 VATA) in any land or building (or part thereof) or any civil engineering work (or part thereof) which at the date of this Agreement is new or uncompleted for the purposes of item 1 of Group 1 of Schedule 9 to VATA.

     20.3 The Disclosure Letter contains full particulars of all land in which any Target Group Company has an interest and in relation to which an election has been made by any Target Group Company or by any company of which any Target Group Company is a relevant associate (as defined by paragraph 3(7) of Schedule 10 of the VATA) to waive exemption from VAT pursuant to the provisions of Schedule 10 VATA.

     20.4 There are set out in the DISCLOSURE LETTER full particulars of each item which each Target Group Company uses in the course or furtherance of its business, and for the purpose of that business, otherwise than solely for the purpose of selling the item, being items to which Part XV of the Value Added Tax Regulations 1995 applies (irrespective of whether credit has been obtained for all input tax in respect of any such item) and in respect of which the period of adjustment will not have expired by Completion. Such particulars are sufficient to enable each Target Group Company (or any group of which it will form part for the purposes of Section 43 of the VATA following Completion) to comply with their obligations under the said Part XV.

     20.5 Each Target Group Company holds all the records or documents required to be held by regulation 167 of the Value Added Tax Regulations 1995 in order that a claim may be made at the date hereof or subsequently for a refund of VAT under Section 36 VATA in respect of any supply to it. Each Target Group Company has duly claimed all bad debt relief which may be available to it under Section 36 VATA.

     20.6 Each Target Group Company has promptly paid in full all customs and excise duties due and payable to HM Customs and Excise in respect of any assets (including trading stock) imported or owned by it.

21.  STAMP DUTY

     All documents to which any Target Group Company is a party and which form or are necessary to form part of any Target Group Company's title to any asset owned or possessed by it and all documents to which any Target Group Company is a party and pursuant to which any Target Group Company may have any rights or which any Target Group Company may need or wish to enforce or produce in evidence have been duly stamped and (where appropriate) adjudicated and (where appropriate) stamped with a particulars delivered stamp.

                                      121
22.  INHERITANCE TAX AND GIFTS

     22.1 No Inland Revenue charge for unpaid capital transfer tax or inheritance tax has been or may be imposed under Section 237 and
           Section 238 IHTA) over any asset of any Target Group Company, or in relation to any shares in the capital of any Target Group Company and no such Inland Revenue charge will arise after Completion in connection with any Transaction which was entered into or effected or which occurred on or before Completion.

     22.2 There are not in existence any circumstances whereby any such power as is mentioned in Section 212 IHTA could be exercised in relation to any shares, securities or other assets of or owned by any Target Group Company, or could be so exercised but for Section 264(6) IHTA and no such power may arise after Completion in connection with any Transaction effected, entered into or occurring on or before Completion.

         22.3 No Target Group Company is or will become liable (whether contingently or otherwise) to pay or account for any Taxation:-

           (a) as donor or donee or as transferor or transferee of value (actual or deemed); or

           (b) as a result of any disposition, chargeable transfer or transfer of value (in either case whether actual or deemed) made or deemed to have been made by it or any other person and neither the entry into of this Agreement nor Completion will trigger any liability (actual or contingent) to any such Taxation.

23.  PENSION SCHEMES

     No Target Group Company has since the Accounts Date received any payment to which Section 601 TA 1988 is applicable.

24.  EMPLOYEE SCHEMES AND PEPS

     24.1 No Target Group Company is a participating company in any scheme approved under Sections 185 or 186 and Schedule 9 TA 1988.

     24.2 No Target Group Company has in issue any shares as defined in Section 87 FA 1988 which fall within Chapter II Part III FA 1988.

     24.3 No Target Group Company has either established, or has contributed to, a qualifying employee share ownership trust as defined in
           Schedule 5 FA 1989.

     24.4 No Target Group Company has registered or applied to register any profit related pay scheme with the Inland Revenue.

25.  CORPORATE DEBT AND SECURITIES

     No Target Group Company has either issued or owns any of the following types of securities:-

     (a) qualifying corporate bonds;
     (b) deep discount corporate bonds;
     (c) deep gain securities;
     (d) qualifying indexed securities;
     (e) convertible securities.

26.  INVESTMENT GRANTS

     No Target Group Company has done or agreed to do anything as a result of which any investment grant paid to it is or may be liable to be refunded in whole or in part. The entry into or completion of this Agreement will not result in any investment grants received by any Target Group Company becoming liable to be repaid in whole or in part.

27.  UNIFORM BUSINESS RATES AND OTHER LOCAL TAXES

     27.1 Each Target Group Company has paid all amount of Taxation due in respect of any properties owned or occupied by it.

     27.2 There are no disputed matters as to the rateable value or rateable use for the purpose of rating of any land or buildings (or part of any land or buildings) owned, leased or occupied by any Target Group Company.

                                     PART 5G
                          INTERNATIONAL TAX WARRANTIES

1.   TAXATION RETURNS, DISPUTES, RECORDS AND CLAIMS ETC.

     No material issues have been raised in any examination by any Taxation Authority with respect to the businesses and operations of any Target Group Company which, by application of similar principles, could reasonably be expected to result in a proposed adjustment to the liability for Taxation of that Target Group Company for any other taxable period not so examined.

2.   TAXATION CLAIMS AND RELIEFS

2.1 No Relief or right to repayment of Taxation of any Target Group Company is of such a nature that future availability or utilisation of that Relief or right to repayment of Taxation will be restricted or excluded.

2.2 None of the Target Group Companies is a party to or is otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before Completion, and a corresponding recognition of taxable income or gain in a taxable period ending after Completion, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after Completion without the receipt of or entitlement to a corresponding amount of cash.

3.   COMPANY RESIDENCE

     Each of the Target Group Companies is treated as resident for Taxation purposes in the jurisdiction in which the registered office is situated as specified in Schedule Part 2B and has not been resident anywhere else at any time since its incorporation. For the avoidance of doubt, references to residence in this paragraph 4 shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by (unless required by such local law) reference to the provisions of any relevant double tax agreement, treaty or convention.

4.   DOUBLE TAX TREATIES

     No relief or credit which has been claimed by any Target Group Company or which any Target Group Company is entitled to claim under any double tax agreement or convention entered into between the jurisdiction in which it is resident and any other relevant jurisdiction may be disallowed or withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any Transaction which occurred on or before Completion.

5.   BASE VALUES AND COSTS OF ACQUISITION

5.1 No claim has been made under any legislation relating to Taxation in any jurisdiction which could affect the amount of any gain accruing or being treated as accruing on a disposal of an asset by any Target Group Company.

5.2 If each of the assets (other than trading stock) or the plant and machinery taken as a whole of each Target Group Company was disposed of for a consideration equal to the book value of that asset (or, as appropriate, plant and machinery) in, or adopted for the purpose of, the Accounts of the relevant Target Group Company, no liability to Taxation not fully provided for in the Accounts of the relevant Target Group Company would arise.

6.   COMPLETION

     None of the Target Group Companies has agreed to make, or is required to make, any adjustment by reason of a change in accounting methods that affect any taxable period ending after Completion. None of the Target Group Companies has any application pending with any taxation Authority requesting permission for any change in accounting methods that relates to its business or operations and that affects any taxable period ending after Completion.

7.   TAXATION EQUALISATION PAYMENTS

7.1 Save for payments to Target Group Companies which are directly or indirectly wholly owned subsidiaries of the Target or to Powerflo Rentals Limited or to Tank Rentals PLC none of the Target Group Companies is liable to make a payment for the utilisation, surrender or other transfer of any Relief or right to repayment of Taxation ("Taxation Equalisation Payment"), nor is any Taxation Equalisation Payment received by any Target Group Company liable to be refunded other than to a Target

     Group Company which is directly or indirectly a wholly owned subsidiary of the Target.

7.2 None of the Target Group Companies is under any obligation to surrender or otherwise transfer any Relief or right to repayment of Taxation except to another Target Group Company which is directly or indirectly a wholly owned subsidiary of the Target, and no Target Group Company is a party to a Taxation sharing agreement with a company that is not a Target Group Company which is directly or indirectly a wholly owned subsidiary of the Target.

7.3 Save as set out in the Disclosure Letter, with express reference to this paragraph 9.4, no Target Group Company has ever been treated as a member of the same group of companies, fiscal unity, organschaft, or included in a consolidated Taxation return as any other body corporate or person for any Taxation purpose.

8.   PARTNERSHIPS, ETC.

     None of the Target Group Companies is a party to any joint venture, partnership or other arrangement or contract which is or may be treated as a partnership for Taxation purposes.

                                    SCHEDULE

                                     PART 6

                             WARRANTOR'S LIMITATIONS

1. The Warrantor's liability in respect of any claim under the Warranties, the Indemnities and the Tax Deed (each a "Claim") shall, except where there has been fraud or deliberate non-disclosure, be limited as provided in this Part of the Schedule.

2. The Warrantor shall not be liable for any Claim (save for claims under the Title Warranties, the Indemnities, the Tax Deed and the Tax Warranties) until his aggregate liability for all valid claims agreed or determined (excluding related interest and enforcement costs) shall equal or exceed (pound)500,000 in which case the Warrantor shall be liable for the excess over (pound)500,000 only;

3. The total aggregate liability of the Warrantor in respect of all Claims (save for claims under the Title Warranties, the Indemnities, the Tax Warranties and the Tax Deed) shall be limited to (pound)55,000,000.

4. The total aggregate liability of the Majority Vendors in respect of all Claims under the Title Warranties, and of the Warrantor in respect of all Claims under the Indemnities, the Tax Warranties and the Tax Deed shall be limited to an amount equal to that part of the Consideration paid to the Majority Vendors in terms of this Agreement.

5. The Warrantor shall not be liable for any breach of the Warranties (other than the Title Warranties and the Tax Warranties) or under the Indemnities (other than Clause 18.1.3) unless the Claim has been notified in writing to the Warrantor (setting out such reasonable details of the facts and circumstances giving rise to such claim and a reasonable estimate of the aggregate liability of the Warrantor in respect of such claim as are known at the time) prior to 31 December 2002 and legal proceedings in respect of such Claim (in the absence of settlement or discharge of such claim) have commenced within six months after such written notice is first served on the Warrantor or within six months of the liability the subject of the claim becoming actual rather than contingent (if later).

6. The Warrantor shall not be liable for any breach of the Tax Warranties unless the Claim (setting out such reasonable details of the claim and a reasonable estimate of the aggregate liability of the Warrantor in respect of such claim as are known at the time) has been notified in writing to the Warrantor before the seventh anniversary of Completion and legal proceedings in respect of such Claim (in the absence of settlement or discharge of such claim) have commenced within six months after such written notice is first served on the Warrantor or within six months of the liability the subject of the claim becoming actual rather than contingent (if later).

7. The Warrantor shall not be liable for any Claim (other than a Claim under the Tax Deed) to the extent that any liability is increased or arises from:

     7.1 the enactment of or coming into force after the date of this Agreement of any legislation not enacted or not in force at the date of this Agreement;

     7.2 any amendment to any legislation which is enacted or comes into force after the date of this Agreement;

     7.3 any change in interpretation of any law or any change in administrative practice of any government, governmental department, agency or regulatory body announced after the date of this Agreement;

     7.4 any increase in the rates of Taxation or alteration in the methods of applying or calculating Taxation or any imposition of Taxation announced after the date of this Agreement;

     7.5 any withdrawal after the date of this Agreement of any practice or extra-statutory concession previously published by the Inland Revenue or other Taxation authority.

8 The Warrantor shall not be liable for any Claim (other than a Claim under the Tax Deed) in respect of any matter or liability to the extent that an express and specific provision (including, for the avoidance of doubt, express and specific for matters contained in any deferred taxation provision and any obsolete stock provision), accrual, reserve or note in respect thereof was made in the Accounts.

9. The Warrantor shall not be liable for any Claim (other than a Claim under the Tax

     Deed) which would not have arisen but for a voluntary act or failure to act, omission or transaction on the part of the Purchaser and/or (at the instance of the Purchaser) by any Target Group Company occurring after Completion otherwise than in the ordinary course of the Business and which the Purchaser was aware would or would be likely to give rise to a Claim.

10. The Warrantors shall have no liability in respect of any Claim (other than a Claim under the Tax Deed):

     10.1 where the liability is contingent only, unless and until such liability becomes an actual liability and becomes due and payable; or

     10.2 which arises by virtue of any revaluation of property or assets owned by any Target Group Company after the Completion Date; or

     10.3  in respect of any matter fairly disclosed in the Disclosure Letter;
           or

     10.4 to the extent that the subject matter of such claim is covered by a policy of insurance in force on the date of this Agreement and payment is made by the insurer under such policy or under a similar policy effected by the Purchaser or any Target Group Company; or subject to the matter being an insurance risk, would have been so covered had such policy of insurance been maintained beyond the date of this Agreement, and the Purchaser shall procure that all appropriate claims under such insurance are duly and timeously made and prosecuted in good faith.

11. Nothing in this Agreement shall restrict any general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by the Warrantor of the Warranties or the Indemnities and shall take all reasonable steps (and so far as within its power shall procure that such steps are taken) to mitigate any loss or liability which might give rise to a claim against the Warrantors under the Warranties and/or the Indemnities and, without prejudice to the foregoing generality, procure that all reasonable endeavours are used to recover any amounts due from third parties where (without being required to initiate legal proceedings for recovery), in relation to any matter which may give rise to a claim under the Warranties and/or the Indemnities, the Purchaser or any Target Group Company has or may have a claim against such third parties.

12. If the Warrantor pays to the Purchaser an amount in discharge of a Claim (other than a Claim under the Tax Deed) and the Purchaser subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Claim or obtains a relief which is so referable, the Purchaser shall forthwith repay to the Warrantors:-

     (a) an amount equal to the sum recovered from the third party (or the value of the relief obtained, calculated by reference to the amount saved) less any reasonable out-of-pocket costs and expenses incurred by the Purchaser in recovering the same and less any tax suffered on the receipt; or

     (b) if the figure resulting under paragraph (a) above is greater than the amount paid by the Warrantors to the Purchaser in respect of the relevant claim, such lesser amount as shall have been so paid by the Warrantors.

13. The Purchaser agrees with the Warrantor that it shall not be entitled to recover damages from the Warrantor or to recover under any indemnity from the Warrantor more than once in respect of the same loss and payment of any Claim under any provision of this Agreement or the Tax Deed shall pro tanto satisfy and discharge any other claim which is capable of being made in respect of the same subject matter.

15. A breach of Warranty which is capable of remedy shall not entitle the Purchaser to compensation unless the Warrantors are given written notice of such breach and such breach is not then remedied (without any cost or liability to the Purchaser) within 20 Business Days (or such longer or shorter period as shall in all the circumstances be reasonable) after the date on which such notice is served on the Warrantors.

16. If any Claim (other than a Claim under the Tax Deed) shall arise by reason of some liability which at the time that the claim is notified to the Warrantors is contingent only, the Warrantors shall not be under any obligation to make any payment to the Purchaser in respect of such claim until such time as the contingent liability ceases to be so contingent, provided always that this sub-clause shall not operate to avoid a claim made in respect of a contingent liability within the time limits specified in paragraphs 1.1.5 or 1.1.6 above (notwithstanding that no proceedings are taken in respect thereof within the time limit specified in paragraph 1.1.13 above); provided that once the liability in question becomes actual then the Purchaser shall be bound to issue and serve legal proceedings on the Warrantor within the following six month period.

17. The Warrantors shall not be liable to pay any sum in respect of the same matter under both the Warranties and the Tax Deed, and the Purchaser shall not be entitled to make double recovery in respect of the same matter under different Warranties or under different parts of the same Warranty.

                                    SCHEDULE

                               SCOTTISH PROPERTIES

                                     PART 7A


PROPERTY                                     FORM OF TITLE                 GROUP COMPANY WITH TITLE
--------                                     -------------                 ------------------------

3.04 Acres at Souterhead Road,               Leasehold                     Offshore Rentals Limited

Altens (Petrocon House)                      (Ground)

2.32 Acres at Souterhead Road,               Heritable                     Offshore Rentals Limited

Altens (Orwell House)

6.08 Hectares at Souterhead Road,            Leasehold                     Offshore Rentals Limited

Altens (Former Chevron Pipe Yard)            (Ground)

Unit B1 Blackness Road, Aberdeen             Leasehold                     Wellserv plc

                                             (Occupational)

4.525 Acres at Souterhead Road, Altens       Leasehold                     Orwell Group plc

(Former Chevron Warehouse and Yard)          (Ground)

3.13 Hectares, Aberdeen Offshore             Sub-Leasehold (Ground)        Downhole Technology Limited

Technology Park

91 Loanbank Quadrant, Govan                  Leasehold                     Orwell Group plc

                                             (Occupational)

Plot 11, Souterhill Drive, Inverurie         Heritable                     International Petroleum

                                                                           Equipment Limited

                               ENGLISH PROPERTIES

                                     PART 7B

PROPERTY                                     FORM OF TITLE                 GROUP COMPANY WITH TITLE
--------                                     -------------                 ------------------------
5.240 Square Metres at Commercial Road,      Leasehold                     Recovery Systems Limited

Lowestoft                                    (Occupational)

Unit at Speedwell Close, Eastleigh,          Leasehold                     Powerflo Systems Limited

Hampshire                                    (Occupational)

61-65 White Street, Newcastle                Details to be provided

Subjects at Harfreys Industrial Estate,      Freehold                      Offshore Rentals Limited

Great Yarmouth

Coal Park Lane, Southampton                  Freehold                      Powell Engineering Company Limited

691 Green Lane, Hounslow,                    Leasehold                     Powerflo Systems Limited

Middlesex                                    (Occupational)

                                     PART 7C

                                NON UK PROPERTIES


Den Halder, Holland

1127 Randaberg, Stravanger

Storage, Stavanger

Bygg 4 & 5 Stavanger

Bygg No. 5 Stavanger

Randaberg, Stavanger

Dusavik, Stavanger

Kristiansund, Norway

Celle, Germany

Port Harcourt, Nigeria

Malaga, Spain

Anaco, Venezuela

Doha

Esbjerg, Denmark

Land, 26 Paarden, Eiland Road, Cape Town, South Africa

Office 21st Floor, Thibault Square, Long Street, Cape Town

Dubai

Egypt

                                    SCHEDULE

                                     PART 8

                              INTELLECTUAL PROPERTY

1.       UK Patent Application No. 0006218.2

         Applicant:                 Offshore Rentals Limited

         Title:                     "Torque Reducing Drillstring Component"

         Filing Date:               16 March 2000

2.1      UK Patent Application No. 0004354.7

         Applicant:                 Wellserv plc

         Title:                     "Appartus and Method"

         Catch:                     HWU Workover Ring

         Filing Date:               25 February 2000

2.       International PCT Application No. PCT/GB00/04241

         Applicant:                 Wellserv plc

         Title:                     "Appartus and Method"

         Catch:                     HWU Workover Ring

         Filing Date:               6 November 2000

3.       UK Trade Mark Application No. 2234718

         Trade Mark                 ENHANCER Word in class 7 (drillpipe etc.)

         Filed:                     2 June 2000

         Applicant:                 Gholam Rastegar to be assigned to Target?
                                    (drillpipe etc.)

4.1      UK Parent Application No. 0012571.6

         Applicant:                 Intervention Well Systems Limited

         Title:                     "Downhole Imaging System"

         Filing Date:               25 May 2000

4.2      International PCT Application No. 0012571.6

         Applicant:                 Intervention Wellsystems Limited

         Title:                     "Downhole Tool Detection Means"

         Filing Date:               9 December 1999

                                    SCHEDULE

                                     PART 9
                         DEFINITIONS AND INTERPRETATION


1. In this Agreement the following words and expressions shall bear the meanings given to them below:


     "the 1988 Act"   means the Income and Corporation Taxes Act 1988;

     "the 1993 Act"   means the Pension Schemes Act 1993;

     "the 1995 Act"   means the Pension Act 1995;

     "Accounts"       means the audited consolidated balance sheet of the Target and the audited balance sheet of each company in the Target Group as at the Accounts Date and the audited consolidated profit and loss account of the Target and the profit and loss account of each company in the Target
                      Group for the year ended on the Accounts Date together with the directors' and auditors' reports and notes thereon Provided that to the extent that the Warranties are given as at the date of signing this Agreement the Accounts of Offshore Rentals Limited and Fishing Services
                      Limited shall mean the draft balance sheets and profit and loss accounts of said Companies in the Agreed Form;


     "Accounts Date"  means 30 April 2000;

     "Acquisition"    means the acquisition of the Sale Shares by the Purchaser
                      pursuant to this Agreement;

     "Agreed Form"    means a form agreed between the parties for the
                      purposes of this Agreement and having been signed or initialled for identification purposes by the Purchaser's

                      Solicitors and the Majority Vendors' Solicitors;

     "Business"       means the businesses carried on by the Target Group at
                      Completion;

     "Business Day"   means any day (other than a Saturday or Sunday) on
                      which clearing banks are open for normal business in Edinburgh;

     "Completion"     means completion of the matters set out in Part 3 of the
                      Schedule;

     "Completion
     Date" means the date three Business Days after fulfilment of the Conditions Precedent set out in Clause 2;

     "Connected
     Person"          shall have the meaning set out in Section 839 of the 1988
                      Act;

     "Consideration"  means that number of whole shares of Weatherford Common
                      Stock which at a price per share of Fair Market Value are equal in value to One hundred and eighty-nine million, six hundred and fifty-five thousand Pounds Sterling ((pound)189,655,000) less the Indebtedness as at Completion as certified in the Indebtedness Statement;

     "Deed of
     Amendment and
     Succession"      means the deed changing the Principal Employer for the
                      SSAS to the Retained Group Company and removing the Target
                      Group from any responsibilities or liabilities as Principal Employer or otherwise for the SSAS in the Agreed Form;

     "Disclosure
     Bundle" means the two identical indexed bundles of documents collated by or on behalf of the Warrantors, the indexes of which have been signed for identification by the Majority Vendors' Solicitors and the Purchaser's Solicitors;

     "Disclosure
     Letter" means the letter of the same date as this Agreement from the Warrantor to the Purchaser accepted in writing by the Purchaser as disclosing:-

                      (a) information constituting exceptions to the Warranties; and

                      (b) particulars of other matters referred to in this Agreement.

     "Employee"       means employees of the Target Group;

     "encumbrance"    includes any option, right to acquire, restriction,
                      mortgage, pledge, lien or other form of security or encumbrance;

     "English
     Properties"      means the land and/or buildings situated in England which
                      are either owned or leased by Target Group, brief particulars of which are set out in Part 7B of the Schedule;

     "Environmental
     Law" means all laws, regulations and applicable codes of practice, concerning the protection of human health or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Hazardous Substances having the force of law at the Completion Date;

     "Environmental
     Licence" means any permit, licence, authorisation, consent or other approval required by any Environmental Law for the conduct of the Business or the occupation of the
                       Properties;

     "Event" includes any act, omission, transaction or circumstance (including any of such matters provided for hereunder);

     "FA" or
     "F(No2)A"        means the relevant Finance Act or Finance (No. 2) Act;

     "Fair Market
     Value" means the average closing sales price of Weatherford Common Stock on the New York Stock Exchange for the ten consecutive Business Days ending on the second Business Day prior to the Completion Date as published in the Financial Times;

     "Freehold
     Properties"      means the heritable property situated in Scotland and the
                      freehold properties situated in England owned by the Target Group, brief particulars of which are set out in
                      Part 7A of the Schedule;

     "FRS" means a financial reporting standard issued by The Accounting Standards Board Limited;



     "Group Personal
     Pension Plan"    shall mean the Group Personal Pension Policy established
                      by the Target Group with Clerical Medical with effect from 13 May 1997 and currently governed by the Standard
                      Policy Terms and Conditions as detailed in the Orwell
                      Group PLC and Associated Companies Group Personal
                      Pension Plan;

     "Hazardous
     Substances"      means any natural or artificial substance (whether in a
                      solid or liquid form or in a form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism supported by the environment, or damaging the environment, including but not limited to any hazardous, toxic or dangerous waste;

     "Indebtedness"   means the aggregate amount of the indebtedness for
                      borrowed money of the Target Group (calculated by setting off credit balances against debit balances in respect of UK and Jersey bank accounts) as at close of business on the last Business Day immediately preceding the Completion Date including bank overdrafts and loans, debt factoring, liabilities under acceptance or documentary credits, debentures, loans, loan stocks, bonds, notes and bills of exchange, hire purchase commitments and obligations under finance leases, discounted debts, liability for the purchase of assets on deferred terms (but excluding items purchased on normal trade credit) and other such transactions having the commercial effect of borrowing together with any costs associated with payment of any such indebtedness in accordance with its terms less the sum of (pound)
                      1,750,000;

     "the Indebtedness
     Statement"       means the signed statement from the Warrantor addressed to the Purchaser certifying the Indebtedness in the form contained in Part 4 of the Schedule;


    "Indemnities"     means the indemnities by the Warrantor set out in Clause
                      18 of this Agreement;

     "IPR" means all patents, registered trade marks, registered designs and applications and the right to apply for any of the foregoing, copyright, design right, topography rights, database rights, utility model rights, rights in the nature of copyright, trade, business and company names and marks, know-how, rights in proprietary and confidential information, rights in inventions and all other industrial, commercial and intellectual property rights and all other rights or forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world;

     "Life Scheme"    means the Orwell Group PLC and Associated Companies Life
                      Assurance Scheme established under a trust deed dated 13
                      November 1995 the benefits of which were originally insured and are still administered by Clerical Medical and which are currently insured under a policy with Legal &
                      General Assurance Society;

     "Losses" means losses, liabilities, damages fines, costs and expenses (including, without limitation, all professional advisory costs incurred in connection with the matter in question;

     "Majority Vendors'
     Solicitors"      means Paull & Williamsons of Investment House, 6 Union
                      Row, Aberdeen, AB10 1DU;

     "Management
     Accounts"        means the consolidated management accounts of the Target
                      Group for the period from the Accounts Date to the Management Accounts Date;

     "Management
     Accounts Date"   means 31 December 2000;


     "Members"        shall mean the Employees, Directors, ex Employees and ex
                      Directors of the Target Group who are entitled to benefit under the Pension Schemes;

     "Minority
     Interests"       means the 39,749 Ordinary Shares of (pound) 1 each in
                      Powerflo Rentals Limited registered in the name of David
                      Anderson Suttie and the 60,000 Ordinary Shares of (pound)
                      1 each in Tank Rentals PLC registered in the name of Mr. Ian Suttie;

     "Mr Ian Suttie"  means Ian Alexander Suttie of Parklea, North Deeside Road,
                      Aberdeen, AB15 9FF;

     "Mrs. Suttie"    means Mrs. Dorothy Elizabeth Suttie, of Parklea,

                      North Deeside Road, Aberdeen, AB15 9FF;

     "Non-Orwell
     Shareholders"    means any shareholders in any of the UK Subsidiaries or
                      non UK Subsidiaries other than the Company, Mr Ian Suttie and Mr David Suttie;

     "Non-UK Leasehold
     Documentation"   means the lease of the Non-UK Leasehold Properties and the ancillary documents relating to those leases all as attached to the Disclosure Letter O1 - EE1 inclusive (with the exception of Document BB1);

     "Non UK-Leasehold
     Properties"      means those of the Non-UK Properties which are held on
                      lease or licence;

     "Non-UK
     Properties"      means the land and/or building situated outwith the United
                      Kingdom which are either owned or leased by Target Group, brief particulars of which are given in Part 7C of the Schedule;

    "Non-UK
     Subsidiaries"    means the overseas trading subsidiaries and undertakings,
                      details of which are set out in Part 2B of the Schedule;

     "Occupational
     Schemes"         means the Wellserv Scheme, the SSAS and the Life Scheme;

     "OPRA"           means the Occupational Pensions Regulatory Authority;

     "Pension
     Schemes" means the Wellserv Scheme, the SSAS and the Group Personal Pension Plan;

     "Personal Pension
     Contributions"   means contributions of 2% of basic salary which are paid
                      by Downhole Technology Limited to a Group Personal Pension
                      Plan with Norwich Union in respect of 2 Employees;

     "Preference
     Shares"          means the 1,875,000 Cumulative Redeemable

                      Preference Shares of (pound)0.01 each in the Target's share capital;

     "Properties"     means the UK Properties and the Non-UK Properties;

     "PSO"            means the Pension Schemes Office of the Inland Revenue;

     "Purchaser's
     Group" means the Purchaser and any person which is from time to time a group undertaking of the Purchaser;

     "Purchaser's
     Solicitors"      means Dickson Minto W.S.,11 Walker Street, Edinburgh EH3
                      7NE;

     "Rate" means the rate of 3 per centum per annum above the base rate from time to time of The Royal Bank of Scotland plc;

     "Registration
     Rights
     Agreement"       means the registration rights agreement between certain of the parties in the Agreed Form;

     "Retained Group
     Company" means First Oil PLC (Company Number SC191745) and its subsidiaries;

     "SEC" means the United States Securities and Exchange Commission, or any successor agency thereto;

     "Securities Act" means the United States Securities Act of 1933, as amended, or any successor legislation thereto (including the rules and regulations promulgated thereunder);

     "SSAS" means the small self-administered occupational pension scheme known as the Offshore Rentals Directors' Scheme established by the Target Group under a trust deed and rules dated 7 June 1989 of which Offshore Rentals Ltd is the Principal Employer;

     "Sale Shares"    means the 355,910 Ordinary Shares of (pound)1 each,
                      135,000 'A' Ordinary Shares of (pound)1 each which will together comprise the entire issued share capital of the Target at the Completion Date;

     "Schedule"       means the schedule comprising Parts 1 to 9 (inclusive)
                      which forms part of this Agreement;

     "Scottish
     Properties"      means the land and/or buildings situated in Scotland which are either owned or leased by Target Group, brief particulars of which are set out in Part 7A of the Schedule;

     "Second
     Disclosure
     Letter" means the letter dated the same date as the Completion Date from the Warrantor to the Purchaser containing further disclosures against the Warranties in accordance with the provisions of Clause 8.2;

     "Shelf
     Registration"    shall have the meaning given to it in the Registration
                      Rights Agreement;


    "SSAP" means a statement of standard accounting practice adopted by The Accounting Standards Board Limited;

     "Subsidiaries"   means the companies and undertakings details of which are
                      given in Part 2 of the Schedule and "Subsidiary" shall mean any of them;

     "Taxation"       shall have the meaning given to it in the Tax Deed;

     "Taxation
     Authority"       shall have the meaning given to it in the Tax Deed;

     "the Target
     Group" means the Target and the Subsidiaries (but for the avoidance of doubt specifically excluding the Retained Group Company) and "member of the Target Group" and "Target Group Company" means any of them;

     "Target Group
     Intellectual
     Property"        means all IPR owned by or registered or applied for in the name of any member of the Target Group;

     "Tax Deed"       means a deed of covenant between certain of the parties in the Agreed Form;

                                      144
     "Tax Warranties" means the Warranties set out in Part 5F and Part 5G of the
                      Schedule;

     "TCGA"           means the Taxation of Chargeable Gains Act 1992;

     "Territory"      means anywhere in the world;

     "Title
     Warranties"      means the representations and warranties contained in Part
                      5A of the Schedule;

     "Third Party
     Software"        means computer programs the copyright or other IPR used,
                      sold, licensed or sub-licensed by the Target Group in the Business or necessary for carrying out the Business in the manner and to the extent carried out immediately prior to Completion, and in each case any user manuals, or other documentation and materials relating thereto (whether in paper, disc or electronic form);

     "Transaction"    shall have the meaning given to it in the Tax Deed;

     "the Trust"      means the Ian A. Suttie Trust constituted by Deed of Trust dated [ o ];

     "the Trustees"   means Mr. Ian Suttie and P&W Trustees (Aberdeen) Limited
                      as trustees of the Trust;

     "UK Companies"   means the Target and those subsidiaries listed in Part 2A
                      of the Schedule;

     "UK Lease
     Documentation"   means the leases of the UK Leasehold Properties and the
                      ancillary documents relating to those leases all as attached to the Disclosure Letter as Documents A1 - A12,
                      D1 - D20, F1 - F6, H1 - H24, J1 - J6 and K1 - K5;

     "UK Leasehold
     Properties"      means those in the UK Properties which are held on lease
                      or licence;

     "UK Properties"  means the Scottish Properties and the English Properties;

     "VATA"           means the Value added Tax Act 1994;

     "Warranties"     means the representations and warranties contained in
                      Clause 5 and Part 5 of the Schedule;

     "Warrantor"      means Mr. Ian Alexander Suttie;

     "Weatherford
     Common Stock"    means the common stock of Weatherford, $1.00 par value;

     "Weatherford
     Material
     Adverse Effect"  means any change or effect that, individually or when taken together with all such other changes or effects, is or would reasonably be considered to be materially adverse to the condition, financial or otherwise, results of operation, prospects, business, properties, assets or liabilities of Weatherford and its subsidiaries, taken as a whole;

     "Weatherford
     Shares" means the shares of Weatherford Common Stock to be issued to the Vendors as the Consideration and any Additional Consideration pursuant to this Agreement;

     "Wellserv
     Scheme" means the occupational pension scheme known as the Wellserv Pension Scheme established by Wellserv plc under a trust deed and rules of which Wellserv plc is the Principal Employer;

     "1988 Act"       means the Income and Corporation Taxes Act 1988;

     "1993 Act"       means the Pension Schemes Act 1993;

     "1995 Act"       means the Pensions Act 1995.

2. Words and expressions defined in the Companies Act 1985 shall bear the same meanings in this Agreement.

3. The masculine gender shall be deemed to include the feminine and neuter and the singular number shall be deemed to include the plural and vice versa.

4. The Clause headings, use of bold or italic type and contents pages in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

5. References to Recitals, Clauses, and Parts of the Schedule are to the Recitals and Clauses of and parts of the Schedule to this Agreement and references to paragraphs are to the paragraphs of a Part of the Schedule.

6. Reference in this Agreement to any statute or statutory provision shall include such statute or statutory provision as from time to time amended, re-enacted or consolidated whether before, on or (in the case of re-enactment or consolidation only) after the date of this Agreement and shall include statutory instruments or other subordinate legislation made under the relevant statute, provided that no such amendment, re-enactment, consolidation, statutory instrument or other subordinate legislation made after the date of this Agreement shall increase the liability of any party.

7. References in this Agreement to persons shall include references to firms, corporations or unincorporated associations.

8. For the purposes of Part 5 of the Schedule any statement in this Agreement which is qualified by the expressions "so far as the Warrantor is aware" or "to the best of the knowledge, information and belief of the Warrantor" or something similar shall (unless expressly stated otherwise) be deemed to include an additional statement that it has been made after diligent, reasonable and proper enquiries by the Warrantor and any matter within the knowledge or awareness of any officer or any member of the Target Group shall be deemed to be within the knowledge or awareness of the Warrantor.


9. Words and expressions defined in the Tax Deed and not defined in this Agreement shall bear the same meaning in this Agreement.

[Weatherford Logo]

WEATHERFORD U.K. LIMITED

A COMPANY INCORPORATED IN ENGLAND AND WALES
REGISTERED NUMBER 862925
REGISTERED OFFICE: 16/17 SOUTH QUAY, GREAT YARMOUTH, NORFOLK, NR30 2RA

Weatherford International Inc.
515 Post Oak Boulevard
Suite 600
Houston
Texas 77027
USA

Ian Alexander Suttie
"Parklea"
North Deeside Road
Aberdeen
AB15 9PB

Dorothy Elizabeth Suttie
"Parklea"
North Deeside Road
Aberdeen
AB15 9PB

Ian Alexander Suttie and P & W Trustees (Aberdeen) Limited as Trustees of Ian A Suttie Trust
"Parklea"
North Deeside Road
Aberdeen
AB15 9PB

David Anderson Suttie
32 Queens Drive
Aberdeen
AB1 8PN

3i Group plc
91 Waterloo Road
London
SE1 8XP

                                                                 19th April 2001

Dear Sirs

ACQUISITION BY WEATHERFORD UK LIMITED OF THE ENTIRE ISSUED SHARE CAPITAL OF ORWELL GROUP PLC ("THE ACQUISITION")

We refer to the Sale and Purchase Agreement entered into by (1) Weatherford UK Limited, (2) 3i Group plc, (3) Ian Alexander Suttie and others (therein together called the "Majority Vendors") and (4) Weatherford International Inc. and dated 24th February 2001 (the "Agreement"). Words and expressions defined in the Agreement shall have the same meaning in this letter.

We also refer to the notice dated 10th April 2001 served by us in our capacity as the Purchaser on 11th April 2001 giving the Majority Vendors and Institutional Vendor notice that the Purchaser had discovered a Material Adverse Effect of the Target Group and, in accordance with the provisions of Clause 2.4 of the Agreement to terminate the Agreement with effect from the date of service thereof (the "Notice").

Notwithstanding the foregoing, it is hereby agreed by all of the parties to the Agreement as follows:

(1) that the Notice shall be treated as if it had not ever been served and that the Agreement shall continue to have full force and effect in accordance with its terms subject to the amendments made in this letter agreement;

(2) the Completion Date for the Acquisition will be Thursday 19th April 2001 or such other date as the parties agree in writing;

(3) the Consideration for the Acquisition will be that number of whole shares of Weatherford Common Stock which at a price per share of Fair Market Value as are equal in value to the sum of One hundred and eighty two million one hundred and fifty five thousand Pounds Sterling ((pound)182,155,000) less the Indebtedness as certified in the Indebtedness Statement rather than the number of shares calculated in accordance with the definition of Consideration stated in the Agreement;

(4) stock certificates for a number of whole shares of Weatherford Common Stock to be issued to Mr Ian Suttie as part of the Consideration as noted in (3) above having a Fair Market Value of Ten million Pounds Sterling ((pound)10,000,000) ("the Retained Shares") will be retained by the Purchaser's Solicitors for a period of one year ("the Retention Period") from the Completion Date by way of security in respect of any actual or alleged breach of the Warranties, or the Tax Deed or any claims under the Indemnities, provided always:

     (a) the shares represented by those stock certificates will be issued in the name of Mr Ian Suttie and will be registered in terms of the Registration Rights Agreement;

     (b) Mr Ian Suttie may at any time during the Retention Period, elect to sell all or any of the Retention Shares by submitting written notice to that effect to the Purchaser's Solicitors ("Retention Period Share Sale");

     (c) the proceeds of any Retention Period Share Sale shall be dealt with as follows:

          (i) a cash sum equal to the Fair Market Value of each Retained Share sold in terms of paragraph 4(b) above, shall be paid into an interest bearing deposit account to be opened in the joint names of Mr Ian Suttie and the Purchaser with The Royal Bank of Scotland plc ("Joint Account") and such cash amount shall be held in that account for the unexpired portion of the Retention Period; and

          (ii) the amount (if any) in excess of the Fair Market Value of each Retained Share sold in terms of paragraph 4(b) above shall be paid over to Mr Ian Suttie or as he lawfully directs;

     (d) unless the Purchaser has served notice of a claim for an alleged breach of the Warranties or a claim under the Indemnities or the Tax Deed prior to the expiry of the Retention Period ("Release Date") and such Claim has not been satisfied, settled or withdrawn prior to the Release Date, the Purchaser's Solicitors shall deliver to Mr Ian Suttie on the Release Date the stock certificates then held by them in respect of Retention Shares and/or the Purchaser shall execute all documents necessary to allow Mr Ian Suttie to uplift the funds held in any Joint Account; and

     (e) If the Purchaser has served notice of a claim for an alleged breach of the Warranties or a claim under the Indemnities or the Tax Deed prior to the Release Date and such claim has not been satisfied, settled or withdrawn prior to the Release Date, the Purchaser's Solicitors shall be entitled to continue to retain such number of Retention Shares and such amount of cash shall continue to be held in such Joint Account which in aggregate is equal to a reasonable estimate of the liability of Mr Ian Suttie in respect of such claim until such claim is satisfied settled or withdrawn and the excess amount of Retained Shares and/or cash will be delivered or paid over to Mr Ian Suttie (as the case may be).

(5) the specific matters noted in the Schedule to the Notice (other than those noted in the Schedule to this letter), shall not form the basis of a claim for breach of the Warranties, or under the Indemnities or the Tax Deed;

(6) Indebtedness for the purposes of the Agreement shall be deemed to include and shall therefore be increased by the total amount of the Outstanding Payables which, for the purposes of this letter of agreement and the Agreement shall be defined as:

     (a) all cheques which have been drawn by the Target Group but which have not been presented or which remain uncleared at the Completion Date;

     (b) all telegraphic or electronic transfers of funds which have been instructed by the Target Group but remain incomplete at the Completion Date of the Acquisition; and

     (c) all trade creditors accounts of the Target Group at the Completion Date, to the extent that the same have been outstanding for a period of 75 days or more from the date of the relevant invoice.

     Provided always that, on or before the Completion Date, the parties shall agree an estimate of the Outstanding Payables (hereinafter called the "Estimated Outstanding Payables") which shall be deemed to be Indebtedness and will be included in the Indebtedness Statement for the purposes of calculating the Consideration payable at Completion.

     The parties hereby agree that, as soon as possible after the Completion Date and no later than 20 Business Days after the Completion Date the Purchaser will determine the actual amount of the Outstanding Payables.

     In the event that the Outstanding Payables exceed the Estimated Outstanding Payables, the Majority Vendors agree to transfer to the Purchaser, within ten Business Days of the determination of the Outstanding Payables, such number of Weatherford Shares, at a price per share of Fair Market Value, issued to them as part of the Consideration as is equal in value to the amount by which the

     Outstanding Payables exceed the Estimated Outstanding Payables. Upon such transfer, any warranty by Mr Ian Suttie in relation to the Indebtedness Statement, to the extent that it relates to the amount of Outstanding Payables, shall be discharged pro tanto.

     In the event that the Estimated Outstanding Payables exceed the Outstanding Payables, the Purchaser agrees to issue to the Majority Vendors (on the same basis as in Clause 4.4.3 of the Agreement) within ten Business Days of the determination of the Outstanding Payables, such number of Weatherford Shares, at a price per share of Fair Market Value, as additional consideration as is equal in value to the amount by which the Estimated Outstanding Payables exceed the Outstanding Payables.

(7) In relation to the Indebtedness Statement, the Purchaser acknowledges and agrees that the basis of calculation of those items under the heading "HP Commitments" shall be the relevant settlement figures for discharge of each of the contracts or agreements to which the Target Group Companies are party as at close of business on 18 April. In the event that the aggregate amount of such settlement figures is greater or less than the amounts shown under the said heading in the Indebtedness Statement then

     (a) the amount of any excess shall be the subject of the indemnity provided in Clause 18.1.2 of the Agreement but any recovery competent to the Purchaser shall be satisfied by Mr Ian Suttie by the transfer by Mr. Ian Suttie to the Purchaser, within ten Business Days of the determination of the said aggregate amount of such settlement figures, of such number of Weatherford Shares, at a price per share of Fair Market Value, issued to him as part of the Consideration as is equal in value to the amount of such excess or, at the option of and to the extent required by the Purchaser by setting off the amount of such excess against any obligation of the Purchaser in relation to the payment of Additional Consideration to Mr. Ian Suttie in terms of Clause 4.4.3 of the Agreement without prejudice to the entitlement of the other Vendors to such Additional Consideration and, if such excess is greater than the amount of Additional Consideration attributable to Mr. Ian Suttie, then additionally against the obligation of the Purchaser in relation to that part of the amount by which the Estimated Outstanding Payables exceed the Outstanding Payables attributable to Mr. Ian Suttie's proportionate part of the entitlement of the Majority Vendors under the final paragraph of (6) above; and

     (b) the amount of any deficiency shall be satisfied by the Purchaser by the issue to Mr. Ian Suttie within ten Business Days of the determination of such deficiency of such number of Weatherford Shares at a price per share of Fair Market Value as additional consideration as is equal in value to the amount of such deficiency.

(8) Indebtedness for the purposes of the Agreement shall be reduced by the sum of One million two hundred and eighty eight thousand Pounds Sterling ((pound)1,288,000) being the sum payable to Target by a company controlled by Mr Ian Suttie in consideration for the sale and purchase of the shares held by Target in First Oil plc. A bankers draft for such amount will be delivered to Target on the Completion Date.

For the avoidance of doubt the Purchaser accepts (subject to the Purchaser confirming in writing that it is fully satisfied that the relevant liabilities have been fully and finally discharged by the Target Group) that the matters covered by the specific indemnities set out at Clauses 18.1.7 paragraphs (a),
(b), (c) and (d) (claims by Smith International (North Sea) Limited) have been settled and that the said indemnities will be of no further effect and no claim shall lie against Mr Ian Suttie in respect thereof.

It is agreed that the terms of this letter shall be binding upon the parties to the Agreement with effect from the date hereof.

For the avoidance of doubt, the remaining provisions of the Agreement shall as amended by this letter continue to have full force and effect.

Please acknowledge your receipt and acceptance of the terms of this letter by signing the acknowledgement below.

Yours faithfully

    /s/ Doug A. Sedge
--------------------------------------------
For and on behalf of Weatherford UK Limited



We hereby acknowledge receipt of your letter dated 19th April 2001 and confirm our acceptance and agreement to the matters as terms therein contained.

    /s/ Michael Hill
--------------------------------------------
Signed for and on behalf of
3i Group plc by
as  authorized signatory for 3i Group plc
Date:  19/4/01



   /s/ Ian A. Suttie
--------------------------------------------
Signed for and on behalf of The
Ian Alexander Suttie Trust by
Ian Alexander Suttie and P&W
Trustees (Aberdeen) Limited
Date:  19/4/01


   /s/ Sidney Barrie
--------------------------------------------
Signed by     *      as
Attorney for David Anderson
Suttie
Date:  19/4/01                          *Sidney Barrie


    /s/ Sidney Barrie
--------------------------------------------
Signed by       *    as
Attorney for Dorothy Elizabeth
Suttie
Date: 19/4/01

    /s/ Sidney Barrie
---------------------------------------------
Signed by        *   as                 *Sidney Barrie
Attorney for Ian Alexander
Suttie
Date:  19/4/01



    /s/ Doug A. Sedge
---------------------------------------------
Signed for and on behalf of
Weatherford International Inc.
by         an authorised
signatory
Date:  19th April 2001

     THIS IS THE SCHEDULE REFERRED TO IN THE FOREGOING LETTER OF AGREEMENT

A.   INTELLECTUAL PROPERTY

     (i)  Patent infringement issue with O&M/Mecur regarding HWU Workover Rig;
          or

     (ii) Patent infringement issue with Cougar of Canada regarding IPE drilling jars; or

     (iii) Patent infringement issue with Drill Tech regarding Torque Reducing Drillstring Component.

B.   TAX

     (i) UK PAYE and social security taxes and penalties and foreign country employment taxes and penalties for employees of the Target Group (including an entity designed as "Orwell International") that work in overseas locations; or

     (ii) Matters arising from Tax audit in Norway for sub-rental of equipment from UK to Norway subject to the proviso that if any amount charged to Norway for the sub-rental of this equipment is disallowed for taxation in Norway, the Purchaser shall, at the sole cost of Mr Ian Suttie, use all reasonable endeavours permitted by law to vary the said rental rate such that any tax liability in respect thereof in the UK shall be reduced accordingly.